EXHIBIT 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

TMW INTERMEDIATE HOLDINGS CORPORATION,

TRIMBLE NAVIGATION LIMITED,

TMW SYSTEMS HOLDINGS LLC

AND, FOR PURPOSES OF SECTIONS 10.6 AND 10.7 AND ARTICLE XI ONLY,

THE MEMBERS NAMED HEREIN

Dated as of August 24, 2012

TABLE OF CONTENTS

Page

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Exhibits & Schedules

Exhibits:

Exhibit A                      Form of Escrow Agreement
Exhibit B                      Form of FIRPTA Certificate

Schedules:

1.1(a) Knowledge
1.1(b) Net Working Capital Guidelines
3.3(a) Company Capitalization
3.3(b) Company Subsidiaries Capitalization
3.4 Subsidiaries
3.5 Consents and Approvals

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3.6(a) Financial Statements Exceptions
3.6(b) Other Assets and Liabilities
3.7 Undisclosed Liabilities
3.8 Absence of Certain Changes
3.9(b) Leased Real Property
3.9(d) Liens on Leased Property
3.10(a)(i) Registered Company Intellectual Property
3.10(a)(ii) Company Proprietary Software
3.10(a)(iii) Company Licensed Intellectual Property
3.10(e) Rights to Intellectual Property
3.10(f) Source Code
3.11 Litigation
3.12(a) Company Material Contracts
3.13 Tax Exceptions
3.15(a) Licenses
3.15(b)  License Impairment
3.16(a) Company Benefit Plans
3.16(b) Exceptions to Company Benefit Plans
3.19 Insurance Policies
3.20 Tangible Personal Property
3.21 Compliance With Laws
3.22 Affiliate Transactions
3.23(a) Key Customers
3.23(b) Key Suppliers
4.3 Company Share Ownership
4.6 Certain Fees
6.1(b) Conduct of Business
7.3(f) Employment Agreements
7.3(g)(i) Non-Competition Agreements
7.3(g)(ii) Non-Solicitation/No Hire Agreements

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated August 24, 2012 (this “Agreement”), is made and entered into by and among TMW Intermediate Holdings Corporation, a Delaware corporation (the “Company”), Trimble Navigation Limited, a California Corporation (“Buyer”), and TMW Systems Holdings LLC, a Delaware limited liability company and the sole stockholder of the Company (the “Seller”) and, solely for purposes of Sections 10.6 and 10.7 and Article XI, the members of the Seller identified on the signature pages attached hereto on the date hereof and those who execute a counterpart signature page to be bound as a Member for purposes of Sections 10.6 and 10.7 and Article XI after the date hereof (collectively, the “Members”).  The Company, Buyer and the Seller, and solely for purposes of Sections 10.6 and 10.7 and Article XI, the Members, are each sometimes individually referred to in this Agreement as a “Party” and are collectively referred to in this Agreement as the “Parties”.

WHEREAS, the Seller owns all of the issued and outstanding shares of Common Stock of the Company (the “Company Shares”), which Company Shares constitute all of the issued and outstanding capital stock of the Company; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller will sell to Buyer, and Buyer will purchase from the Seller, all of the Company Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  The following terms, as used in this Agreement, have the following meanings:

“Acquisitions” means the acquisitions by the Company or one of its Subsidiaries of equity interests in certain Persons pursuant to (i) the Stock Purchase Agreement, dated as of May 18, 2011, by and among TMW Systems Holdings LLC, TMW Systems, Inc., Kositzky & Associates, Inc. d/b/a Appian Logistics Software and the Shareholders of Kositzky & Associates, Inc., (ii) the Stock Purchase Agreement, dated as of September 12, 2007, by and among TMW Systems, Inc., Integrated Decision Support Corporation, the Shareholders of Integrated Decision Support Corporation and Richard A. Murphy, as Shareholders’ Representative and (iii) the Stock Purchase Agreement, dated as of May 30, 2007, by and among TMT Software Company, Richard C. Rosenberg and TMW Systems, Inc.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, New York.

“Buyer Indemnified Parties” means Buyer, each of its Affiliates, and each of their respective officers, directors, members, managers, shareholders, employees, trustees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Cash Deficit” means the amount, if any, by which the Estimated Closing Date Cash exceeds the Final Closing Date Cash.

“Cash Surplus” means the amount, if any, by which the Final Closing Date Cash exceeds the Estimated Closing Date Cash.

“Change of Control Payments” means any cash payment (including any sales bonus payment, retention payment or similar payment) that is due and payable by the Seller, the Company or any Company Subsidiary or any of their Affiliates to any current or former officer, director or employee of the Company or any Company Subsidiary as a result of the consummation of the transactions contemplated by this Agreement or that accrued, or will accrue, as a result of the consummation of the transactions contemplated by this Agreement, in each case, to the extent not paid at or prior to the Closing.  For the avoidance of doubt, no distribution of the Purchase Price by Seller to its members in respect of their membership interests in Seller shall constitute a Change of Control Payment hereunder.

“Claims Period” means the period during which a claim for indemnification may be asserted under Article X by an Indemnified Party.

“Closing Date Cash” means the collective cash and cash equivalents of the Company and the Company Subsidiaries as of the Effective Time; provided, that, for the avoidance of doubt, any cash delivered by Buyer pursuant to Section 2.4, Section 2.5 or Section 2.6 (if any) of this Agreement shall not be taken into account in the determination of the Closing Date Cash.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Benefit Plan” means each Employee Benefit Plan with respect to which the Company or any Company Subsidiary has any material liabilities.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Licensed Intellectual Property” means all Intellectual Property licensed under written agreement for use or other exploitation by the Company or any Company Subsidiary.

“Company Material Contracts” means the following Contracts (other than the Company Benefit Plans set forth on Schedule 3.16(a)) to which either the Company or a Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary has existing obligations, other than indemnification or similar provisions that survive termination of such Contract in accordance with its terms that would not reasonably be expected to have a material impact on the Company and the Company Subsidiaries, taken as a whole:

(i) each Contract that, individually, is reasonably expected  by its terms to involve payments to or from the Company or any Company Subsidiary, collectively, during calendar year 2012 in excess of $250,000 on an annual basis;

(ii) each joint venture, strategic alliance or partnership agreement;

(iii) each Contract pursuant to which the Company or any Company Subsidiary has granted exclusive marketing or distribution rights, and each agreement containing non-competition or non-solicitation terms that limit the ability of the Company or any Company Subsidiary to compete (A) in any line of business, (B) in any geographic location or (C) with any Person, other than terms related to the non-solicitation of employees contained in customer contracts in the Ordinary Course;

(iv) each employment Contract with any employee of the Company or any Company Subsidiary (other than an employee confidentiality, ownership of inventions, non-compete or similar agreement) and any Contract providing for severance, retention, change in control or other similar payments to any employees of the Company or any Company Subsidiary;

(v) (A) all bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or indentures, (B) all Contracts imposing a Lien on any of the assets of the Company or any Company Subsidiaries, (C) any leasing agreement that provides for a leasing transaction of the type required to be capitalized by the Company or any Company Subsidiary in accordance with GAAP, (D) all Contracts in which the Company or any Company Subsidiary provides any guarantee of Indebtedness of another Person, and (E) each other Contract pursuant to which the Company or any Company Subsidiary has incurred any Indebtedness;

(vi) each Lease Document or each other lease involving any properties or assets (whether real, personal or mixed, tangible or intangible) which, individually, involves what is reasonably expected to be an annual commitment or payment of more than $250,000 to or from the Company or any Company Subsidiary;

(vii) all Contracts for the sale of any of the assets of the Company or any Company Subsidiary (other than in the Ordinary Course);

(viii) all Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Company Subsidiary of any operating business or material assets or the capital stock of any other Person;

(ix) each Contract including any grant of any exclusive (or, if not entered into in the Ordinary Course, non-exclusive) license, sublicense, covenant, release or right under or with respect to any Intellectual Property (A) by any Person to the Company or any Company Subsidiary or (B) by the Company or any Company Subsidiary to any Person; and

(x) all software development Contracts with third parties.

“Company Proprietary Software” means any software material to the business of the Company and the Company Subsidiaries, taken as a whole that is owned by the Company or any Company Subsidiary.

“Confidentiality Agreement” means that certain confidentiality agreement by and between TMW Systems, Inc. and Buyer dated as of May 2, 2012.

“Contract” means any written or oral agreement, contract, instrument, note, bond, or other commitment or obligation to which the Company or any Company Subsidiary is a party and is reasonably deemed to be bound.

“Dataroom” means that certain electronic dataroom operated by Firmex on behalf of the Seller and the Company titled “TMW Systems, Inc.” for the purpose of, among other things, facilitating Buyer’s evaluation of the transactions contemplated by this Agreement.

“Employee Benefit Plan” means, with respect to any Person, (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) with respect to which such Person has any liability, direct or indirect or contingent or otherwise, (b) each other plan or arrangement adopted by a Person with respect to which contributions or premiums are required pursuant to the terms of such plan or arrangement for the benefit of such Person’s current or former employees (other than a plan or arrangement maintained under applicable Law by a Governmental Entity) and (c) each other plan or arrangement pursuant to which such Person employs any individual or agrees to provide compensation or benefits upon a change in control of such Person.

“Environmental Laws” means all federal, state, provincial or local Laws relating to protection of the environment or natural resources, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution and Hazardous Substances.

“Environmental Permits” means all Licenses applicable to the business of the Company or any Company Subsidiary and issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company or any of the Company Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Code.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Buyer, the Seller and the Escrow Agent, the form of which is attached hereto as Exhibit A.

(a) “Estimated Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

(b) “Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Final Closing Date Cash” means the aggregate amount of Closing Date Cash as finally determined pursuant to Section 2.6.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 2.6.

“Final Deficit” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Deficit, if any, and (ii) the Cash Deficit, if any, exceeds (b) the sum of (i) the Net Working Capital Surplus, if any, and (ii) the Cash Surplus, if any.

“Final Surplus” means the amount, if any by which (a) the sum of (i) the Net Working Capital Surplus, if any, and (ii) the Cash Surplus, if any, exceeds (b) the sum of (i) the Net Working Capital Deficit, if any, and (ii) the Cash Deficit, if any.

“GAAP” means generally accepted accounting principles in the United States as applied consistently with the past practices of the Seller and its Subsidiaries in the preparation of year-end audited financial statements.

“Governmental Entity” means any federal, state, provincial, foreign or local government, any political subdivision thereof, or any court, arbitrator, supranational, administrative or regulatory agency, department, instrumentality, body or commission of any governmental authority or agency, including any competent governmental authority responsible for the determination, assessment or collection of Taxes.

“Hazardous Substance” means any substance, material or waste classified, characterized or otherwise regulated as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect under Environmental Laws or which is otherwise regulated under Environmental Laws, including, without limitation, petroleum or petroleum-derived substance or waste, or any constituent of any such substance, material or waste, the use, handling or disposal of which by the Company or any Company Subsidiary is governed by or subject to applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, all unpaid principal amounts, accrued and unpaid interest, unpaid prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other unpaid monetary obligations in respect of (a) indebtedness of the Company and the Company Subsidiaries for borrowed money, (b) all obligations of Company and the Company Subsidiaries issued or assumed as the deferred purchase price of property (other than trade payables), all conditional sale obligations of the Company or any Company Subsidiary and all obligations of the Company or any Company Subsidiary under any title retention agreement (other than non-capitalized leases), (c) obligations of the Company and the Company Subsidiaries evidenced by notes, bonds or debentures, (d) amounts payable by the Company or any Company Subsidiary in connection with the termination as of the Closing Date of any interest rate hedging or swap Contracts, (e) all obligations to pay rent or other amounts under capitalized leases of the Company and the Company Subsidiaries, (f) all obligations of the type referred to in clauses (a) through (e) of any Person other than the Company and the Company Subsidiaries for the payment of which the Company or any Company Subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (g) all obligations of the type referred to in clauses (a) through (f) of Persons other than the Company and the Company Subsidiaries secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Company or any Company Subsidiary (whether or not such obligation is assumed by the Company or any Company Subsidiary).

“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party, as applicable.

“Indemnity Escrow Amount” means $20,000,000; provided, however, that, (a) on the date that is nine (9) months following the Closing Date, the Indemnity Escrow Amount shall be reduced to an amount equal to (i) $10,000,000 plus (ii) the aggregate amount of any claims for indemnity made hereunder prior to such date by a Buyer Indemnified Party that remain unresolved as of such date and (b) on the date that is eighteen (18) months following the Closing Date, the Indemnity Escrow Amount shall be reduced to an amount equal to the aggregate amount of any claims for indemnity made hereunder prior to such date by a Buyer Indemnified Party that remain unresolved as of such date (and the remainder of the funds in the Indemnity Escrow Fund shall be released from the Indemnity Escrow Fund and distributed to the Seller in accordance with the terms of the Escrow Agreement).

“Indemnity Escrow Fund” has the meaning given to such term in the Escrow Agreement related to the Indemnity Escrow Amount.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, corporate names, trade names, logos and slogans, other source or business identifiers and Internet domain names, Internet websites and URLs; (ii) patents and patent applications (including continuations, continuations-in-part, divisional applications, provisional applications, substitutes, reissues and reexaminations); (iii) industrial designs; (iv) copyrights, moral rights and copyrightable works; (v) registrations, issuances, applications, renewals, extensions and reversions for any of the foregoing; (vi) inventions, improvements, trade secrets, know-how, algorithms, processes, methods, databases, compositions, formulae, specifications, content and confidential information; (vii) computer software; and (viii) any goodwill associated with each of the foregoing.

“Investment Canada Act” means the Investment Canada Act, as amended, and the regulations thereunder.

“Knowledge” means, with respect to the Company, all facts actually known by those individuals listed on Schedule 1.1(a).

“Law” means any laws, statutes, rules, codes, requirements, regulations, ordinances or orders of, or issued by, any Governmental Entity.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued in writing by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Losses” means any claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines or judgments (at equity or at law, including statutory and common), dues, settlements, deficiencies or awards (including interest, penalty, investigation, reasonable external legal, accounting or other professional fees, and other reasonable third-party costs or expenses incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement) imposed upon or incurred, sustained or suffered by a Person whenever arising or incurred.

“Material Adverse Effect” means any state of facts, event, occurrence or change that has, when taken together with all other states of fact, events, occurrences or changes, individually or in the aggregate, a materially adverse effect on the condition (financial or otherwise), results of operations, properties, assets or liabilities of the Company and the Company Subsidiaries taken as a whole; provided, that a Material Adverse Effect shall not include any states of fact, changes, events, effects or occurrences arising out of or attributable to (a) actions or inactions as required in accordance with this terms and conditions of this Agreement, (b) a downturn in general economic, business or regulatory conditions, (c) the industries and markets in which the Company or any of the Company Subsidiaries operate, (d) the United States, Canadian or world economies or securities, credit or financial markets, (e) earthquakes, hostilities, acts of war or terrorism, (f) the execution or delivery of this Agreement or the transactions contemplated hereby or the public announcement thereof, (g) the failure of the Company to meet any of its projections, or (h) applicable Laws or accounting rules; provided, that such states of fact, changes, events, effects or occurrences referred to in clauses (b), (c), (d), (e) or (h) above do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and such Company Subsidiaries operate.

“Net Working Capital” means (i) the consolidated current assets of the Company and the Company Subsidiaries, calculated in accordance with GAAP (excluding Cash and any current Tax assets), minus (ii) the consolidated current liabilities of the Company and the Company Subsidiaries, calculated in accordance with GAAP (excluding any current Tax liabilities, any Indebtedness, any Transaction Expenses and any Change of Control Payments), in each case, as of the Effective Time and in accordance with the guidelines on Schedule 1.1(b).  Notwithstanding the foregoing, the Parties agree that any Indebtedness as of the Effective Time, Transaction Expenses or Change of Control Payments which are due and payable by the Company or any Company Subsidiary which are not paid at or prior to the Closing shall be the liability of the Seller and shall be reflected in the calculation of Net Working Capital in the Final Closing Statement.

(c) “Net Working Capital Deficit” means the amount, if any, by which the Estimated Net Working Capital is greater than the Net Working Capital as finally determined in accordance with Section 2.6.

(d) “Net Working Capital Surplus” means the amount, if any, by which the Net Working Capital as finally determined in accordance with Section 2.6 is greater than the Estimated Net Working Capital.

“NLRB” means the United States National Labor Relations Board.

“Ordinary Course” means the ordinary course of business of the Company and the Company Subsidiaries consistent with past practice.

“Pamlico” means Pamlico Capital Secondary Fund, L.P.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, and Liens for Taxes that are being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor on the balance sheet included in either the Financial Statements or the Interim Financial Statements, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course and securing amounts that are not yet delinquent, (d) in the case of Leased Real Property, in addition to items (a) and (b), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or the applicable Company Subsidiary, (e) Liens securing Indebtedness (which Liens shall be terminated on the Closing Date upon payment in full of such Indebtedness), (f) in the case of Intellectual Property, standard third party license agreements to purchasers and resellers of the Company’s products generally entered into in the Ordinary Course, and (g) Liens incurred in connection with capital lease obligations of the Company or any Company Subsidiary.

“Person” means any individual, partnership, firm, joint venture, corporation, association, joint-stock company, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Pro Rata Percentage” means, with respect to a Member, the percentage derived from dividing (i) the number of Class A Units, Class B Units and Class C Units of the Seller held by such Member immediately prior to the Closing by (ii) the number of Class A Units, Class B Units and Class C Units of the Seller held by all Members immediately prior to the Closing.

“Purchase Price Adjustment Escrow Amount” means $1,500,000.

“Purchase Price Adjustment Escrow Fund” has the meaning given to such term in the Escrow Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Seller Indemnified Parties” means the Seller, each of its Affiliates, and each of their respective officers, directors, members, managers, shareholders, employees, agents, trustees and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Subsidiary or Subsidiaries” of any Person means any Person of which such first Person shall (i) own directly, or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other shares of equity interests) entitled to vote generally or (ii) otherwise have the power to elect a majority of the members of the board of directors or similar governing body.

“Target Net Working Capital” means $(889,980).  For the avoidance of doubt, the foregoing number is negative eight hundred eighty nine thousand, nine hundred eighty dollars and zero cents.

“Taxes” means (i) all federal, state, local, foreign or non-U.S. taxes, levies or assessments, including all income, franchise, capital, profits, estimated, capital stock, real property, personal property, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, ad valorem, excise, gross receipts, value-added and all other taxes of any kind or customs duties, whether disputed or not, (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority with respect to any items described in clause (i), and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Taxing Authority in connection with Taxes (including any associated elections, schedules, attachments, amendments, amended returns or declarations of estimated Taxes) and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of the Company Subsidiaries.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Transaction Deductions” means the sum of all items of loss or deduction for U.S. or Canadian federal income tax purposes, as applicable, resulting from or attributable to (a) the repayment of Indebtedness at Closing or as contemplated by this Agreement, including without limitation any prepayment penalties and deductions for unamortized debt issuance costs, (b) the payment of legal, financial advisory, accounting and other fees and expenses of the Company and any Company Subsidiary (but not of Buyer) in connection with the transactions contemplated hereby, including without limitation the Transaction Expenses, (c) any cash payment that is due and payable by the Company or any Company Subsidiary to any current or former officer, director or employee of the Company or any Company Subsidiary as a result of the consummation of the change of control transactions contemplated by this Agreement, including without limitation the Change of Control Payments and (d) any other portion of the Purchase Price that is in the nature of compensation for U.S. federal income tax purposes.

“Transaction Expenses” means the expenses attributable to the period prior to (and including) the Closing Date for legal, accounting, financial advisory services, and other advisory, transaction or consulting fees and expenses, in each case incurred by, or on behalf of, the Company or any Company Subsidiary in connection with the transaction contemplated by this Agreement, to the extent not paid at or prior to the Closing.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

Section 1.2 Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term

Accounting Firm	2.6(d)
Agreement	Preamble
Base Purchase Price	2.2(a)
Buyer	Preamble
Buyer Cap	10.5(b)
Buyer Closing Certificate	7.2(c)
Buyer Losses	10.1(b)
Closing	8.1
Closing Date	8.1
Closing Date Financial Certificate	2.3(b)
Closing Date Indebtedness Statement	2.3(a)
Company	Preamble
Company Closing Certificate	7.3(d)
Company Shares	Recitals
Company Subsidiary and Company Subsidiaries	3.4
Effective Time	8.1
Estimated Closing Date Cash	2.3(b)
Estimated Net Working Capital	2.3(b)
Financial Statements	3.6(a)
Fundamental Representations	10.4(a)
Indemnifying Party	10.3(a)
Interim Financial Statements	3.6(a)
IP Claim	10.3(a)
IRS	3.16(b)(iv)
IT Systems	3.10(g)
Key Customers	3.23(a)
Key Suppliers	3.23(b)
Lease Documents	3.9(c)
Leased Real Property	3.9(b)
Members	Preamble
Non-Party Affiliate	11.16
Notice of Disagreement	2.6(c)
Outside Date	9.1(d)
Parties	Preamble
Party	Preamble
Payoff Letters	8.2(a)(vi)
Preliminary Closing Statement	2.6(b)
Purchase Price	2.2
Purchase Price Adjustment	2.6(a)
Seller	Preamble
Seller Losses	10.2

Seller Closing Certificate	7.3(e)
Straddle Period	6.5
Terminating Buyer Breach	9.1(c)
Terminating Company Breach	9.1(b)
Termination Date	9.2
Third Party Claim	10.3(a)
Threshold Amount	10.5(a)
TMW	3.6(b)

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) unless such reference specifically refers to Business Days, (vi) the terms “year” and “years” mean and refer to calendar year(s) and (vii) all references herein to “$” or dollars shall refer to United States dollars.

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.   The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

ARTICLE II

PURCHASE AND SALE

Section 2.1 The Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Seller, all of the Company Shares.

Section 2.2 Purchase Price.  Subject to any Purchase Price Adjustment, the aggregate purchase price for all of the Company Shares (the “Purchase Price”) shall be an amount equal to:

(a) $335,000,000 (the “Base Purchase Price”);

(b) plus the Estimated Working Capital Surplus, if any;

(c) plus the Estimated Closing Date Cash;

(d) minus Indebtedness as of the Effective Time;

(e) minus the Estimated Working Capital Deficit, if any;

(f) minus the aggregate amount of the Transaction Expenses; and

(g) minus the aggregate amount of any Change of Control Payments.

Section 2.3 Closing Date Statements.

(a) Not less than two (2) Business Days prior to the Closing Date (or such later time prior to the Closing as may be agreed by the Buyer and Seller), the Company shall deliver to Buyer a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company and the Company Subsidiaries), which sets forth by lender or other creditor the aggregate amount of Indebtedness as of the Effective Time, and copies of the Payoff Letters in their then current form.

(b) Not less than two (2) Business Days prior to the Closing Date (or such later time prior to the Closing as may be agreed by the Buyer and Seller), the Company shall deliver to Buyer a certificate (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company and the Company Subsidiaries), which sets forth (i) the Company’s good faith estimate of Net Working Capital (the “Estimated Net Working Capital”) and its calculation of the Estimated Working Capital Surplus or the Estimated Working Capital Deficit, as the case may be, (ii) by payee, (A) the aggregate amount of the Transaction Expenses and invoices in the Company’s or Seller’s possession (after reasonable inquiry) from such payees evidencing the amount of such Transaction Expenses and (B) the individual amount of any Change of Control Payments (with a reference to the Contract, if any, evidencing such Change of Control Payment for each payee), and (iii) the Company’s good faith estimate of the Closing Date Cash (the “Estimated Closing Date Cash”).

Section 2.4 Payment of Purchase Price.  At the Closing, Buyer shall pay to the Seller, by wire transfer in immediately available funds to the account or accounts designated to Buyer in writing by the Seller, an amount equal to the Purchase Price minus the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount.

Section 2.5 Payment of Other Amounts at Closing.  At the Closing, Buyer shall:

(a) on behalf of the Company and the Company’s Subsidiaries, pay to such account or accounts as the Company specifies to Buyer pursuant to the Closing Date Indebtedness Statement, the aggregate amount of the Indebtedness as of the Effective Time;

(b) on behalf of the Company and the Company’s Subsidiaries, pay to such account or accounts as the Company specifies to Buyer pursuant to the Closing Date Financial Certificate, the aggregate amount of the Transaction Expenses and the aggregate amount of the Change of Control Payments; and

(c) deposit the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, which will be held by the Escrow Agent in accordance with the terms of the Escrow Agreement to secure (i) with respect to the Purchase Price Adjustment Escrow Amount, certain adjustments to the Purchase Price under Section 2.6, and (ii) with respect to the Indemnity Escrow Amount, certain of the indemnification obligations of the Seller under Article X and, to the extent that the  Purchase Price Adjustment Escrow Amount is not sufficient, certain adjustments to the Purchase Price under Section 2.6.

Section 2.6 Adjustment to Purchase Price.

(a) The Purchase Price shall be increased or reduced as set forth in Section 2.6(f) hereof.  Any increase or decrease in the Purchase Price pursuant to this Section 2.6 shall be referred to as a “Purchase Price Adjustment”.

(b) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Closing Statement”) which sets forth (i) Buyer’s calculation of the Closing Date Cash and (ii) Buyer’s calculation of Net Working Capital (and any Net Working Capital Deficit or Net Working Capital Surplus).

(c) The Seller shall have a period of thirty (30) days after the date it receives the Preliminary Closing Statement from Buyer to deliver to Buyer written notice of the Seller’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”).  During the thirty (30) day period following the Seller’s receipt of the Preliminary Closing Statement, Buyer shall (i) permit the Seller and its accountants, advisors and other representatives to consult with Buyer’s accountants and advisors during reasonable hours and (ii) provide to the Seller and its accountants, advisors and other representatives reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records and any work papers (including those of Buyer’s accountants subject to execution of appropriate confidentiality agreements with Buyer’s accountants) relating to the preparation of the Preliminary Closing Statement, in each case as reasonably requested by the Seller in connection with the Seller’s review of the Preliminary Closing Statement.  During the thirty (30) days following Buyer’s receipt of a Notice of Disagreement, Buyer and the Seller shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of Buyer and the Seller. Any written resolution by

Buyer and the Seller during such thirty (30) day period following Buyer’s receipt of a Notice of Disagreement as to any item identified in the Notice of Disagreement will be final, binding and conclusive on the Parties.

(d) If Buyer and the Seller are unable to resolve any disputed items set forth in the Notice of Disagreement within thirty (30) days following Buyer’s receipt of such Notice of Disagreement (or such longer period as Buyer and the Seller may mutually agree in writing), then, with respect to such items in the Notice of Disagreement that remain in dispute, the Buyer and Seller shall submit such dispute to, and all issues having a bearing on such dispute shall be resolved by, a nationally recognized accounting firm mutually agreed upon by Buyer and the Seller (or, if Buyer and the Seller cannot agree on an accounting firm within fifteen (15) days after such thirty (30) day dispute resolution period, each of Buyer and the Seller shall promptly select a nationally recognized accounting firm and such two accounting firms shall designate a third nationally recognized accounting firm that neither presently is, nor in the past three years has been, engaged by either Party).  The accounting firm so agreed to by Buyer and the Seller or the third accounting firm so selected by the two accounting firms in accordance with the immediately preceding sentence is hereinafter referred to as the “Accounting Firm”.  Buyer and the Seller shall submit to the Accounting Firm for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute.  Buyer and the Seller shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Date Cash and the Net Working Capital calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement.  Buyer and the Seller shall instruct the Accounting Firm that, in resolving the items in the Notice of Disagreement that are still in dispute and in determining the Closing Date Cash and the Net Working Capital, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or (B) less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, at the Accounting Firm’s discretion, a one-day conference concerning the dispute, at which conference each of Buyer and the Seller shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (iii) render a final resolution in writing to Buyer and the Seller (which final resolution shall be requested by Buyer and the Seller to be delivered not more than forty-five (45) days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the Closing Date Cash and the Net Working Capital and (iv) provide a written report to Buyer and the Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination.  The fees and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and the Seller, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of Buyer and the Seller bears to the total amount actually contested by such Parties.

(e) The Preliminary Closing Statement (as revised to reflect the resolution of any disputed matters in accordance with this Section 2.6) shall be deemed to be the Final Closing Statement for the purposes of this Section 2.6 upon the earliest of (i) the failure of the Seller to provide a Notice of Disagreement within thirty (30) days after the Seller receives the Preliminary Closing Statement, (ii) the resolution in writing of all disputes set forth in the Notice of Disagreement pursuant to Section 2.6(c) by the Buyer and the Seller and (iii) the resolution of all disputes set forth in the Notice of Disagreement pursuant to Section 2.6(d) by the Accounting Firm.

(f) Within five (5) Business Days following the determination of the Final Closing Statement in accordance with Section 2.6(e):

(i) If there is a Final Deficit, then the Buyer shall be entitled to claim, first, from the Purchase Price Adjustment Escrow Fund, an amount equal to such Final Deficit, and, second (if the Final Deficit exceeds the Purchase Price Adjustment Escrow Amount), the balance of the Final Deficit from the Indemnity Escrow Fund.

(ii) If there is a Final Surplus, then Buyer shall pay to the Seller an amount equal to such Final Surplus.

(iii) Promptly after the payment of a Final Deficit or a Final Surplus, as applicable, Buyer and Seller shall direct the Escrow Agent to disburse the balance of the  Purchase Price Adjustment Escrow Amount (including any income and interest earned thereon) to Seller in accordance with the Escrow Agreement.

(g) Each payment required under this Section 2.6 shall include simple interest on the amount of such payment from the Closing Date up to but excluding the date on which such payment is made at a two percent (2%) rate per annum and shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least two (2) Business Days prior to the applicable payment date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.1 Organization.  The Company and each Company Subsidiary is a corporation or other entity duly incorporated or organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of incorporation or organization, and the Company and each Company Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted.  The Company and each Company Subsidiary is duly qualified or registered as a foreign corporation to transact business, and is in good standing (where applicable), under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.2 Authorization.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company and, when duly executed by all other Parties and delivered by the Company, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock.  As of the date hereof, there are 100 shares of Common Stock issued and outstanding and such shares constitute all of the issued and outstanding capital stock of the Company.  All of the issued and outstanding shares of capital stock of the Company (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are owned of record and beneficially by the Seller.  None of the issued and outstanding shares of Common Stock were issued in violation of any preemptive rights or in violation of any Laws.  Except for this Agreement, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital stock, or other equity or debt securities of the Company, including the Common Stock, or obligating the Seller to sell, or the Company at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote or otherwise dispose of, or purchase, acquire or redeem, any capital stock or equity or debt securities, including any shares of Common Stock, of the Company.  There are no Contracts to which the Company or any Company Subsidiary is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than the Company or any Company Subsidiary.  Except as set forth on Schedule 3.3(a), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in the Company.

(b) Except as set forth on Schedule 3.3(b), all of the issued and outstanding equity securities of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens).  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any debt or equity securities of any Company Subsidiary or obligating the Seller or the Company to sell, or any Company Subsidiary to issue, any debt or equity securities of any Company Subsidiary.  Except as set forth on Schedule 3.3(b), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any equity securities of or any other interests in any Company Subsidiary.  Except for the equity interests in each Subsidiary of the Company set forth on Schedule 3.4, the Company does not own, directly or indirectly, any equity interest in any other Person.

Section 3.4 Company Subsidiaries.  Schedule 3.4 sets forth a true and complete list of each Subsidiary of the Company (each, a “Company Subsidiary”, and collectively the “Company

Subsidiaries”), listing for each Company Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock (or in the case of a limited liability company, membership interests or units), the number and type of its issued and outstanding shares of capital stock (or in the case of a limited liability company, membership interests or units) and the current ownership of such shares, membership interests or units.

Section 3.5 Consents and Approvals; No Violations.  Except as set forth on Schedule 3.5 and for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) materially conflict with or result in any material breach of any provision of the articles of incorporation or bylaws of the Company or the comparable charter or organizational documents of any Company Subsidiary, (b) require any material filing with, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity, (c) violate, conflict with or result in a material default (following the giving of notice or lapse of time or both) under, or require consent, waiver or approval of any other party under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate in any material respect any Law, order, injunction or decree applicable to the Company or any Company Subsidiary, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which become applicable as a result of the business or activities in which Buyer is engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

Section 3.6 Financial Statements.

(a) The Company has made available to Buyer copies of the audited consolidated balance sheet of Seller and its Subsidiaries (including the Company and the Company Subsidiaries) as of December 31, 2011, and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Seller and its Subsidiaries (including the Company and the Company Subsidiaries) for the fiscal year ended December 31, 2011, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Seller and its Subsidiaries (including the Company and the Company Subsidiaries) as of June 30, 2012 and the related consolidated statements of operations and cash flows of the Seller and its Subsidiaries (including the Company and the Company Subsidiaries) for the period then ended (collectively referred to as the “Interim Financial Statements”).  Except as set forth on Schedule 3.6(a), each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except, in the case of the Interim Financial Statements, for the absence of notes) and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Seller and its Subsidiaries (including the Company and the Company Subsidiaries) as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  For the purpose of the immediately preceding sentence, the term “material” shall mean material as interpreted by the independent auditors of the Seller.

(b) The Company (i) was formed solely for the purpose of holding the common stock of TMW Systems, Inc., a Delaware corporation (“TMW”), (ii) has engaged in no other business activities (other than acting as a holding company of TMW and its Subsidiaries and activities incident thereto) and (iii) except as set forth on Schedule 3.6(b), has no assets or liabilities other than those described in the foregoing clause (i).

Section 3.7 No Undisclosed Liabilities.  Except as set forth in the Financial Statements, the Interim Financial Statements or Schedule 3.7, neither the Company nor any Company Subsidiary has any liabilities or obligations of the type required to be disclosed on a balance sheet in accordance with GAAP, except for (a) liabilities and obligations incurred since June 30, 2012 in the Ordinary Course, (b) liabilities and obligations incurred since June 30, 2012 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) liabilities and obligations disclosed in this Agreement (or its schedules), or (d) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.

Section 3.8 Absence of Certain Changes.  Except as set forth on Schedule 3.8, since June 30, 2012 and through the date hereof:

(a) the Company and the Company Subsidiaries have conducted their business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect; and

(c) there has been no material change in the accounting methods or practices of the Company or any Company Subsidiary or any material change in depreciation or amortization policies or rates theretofore adopted by the Company or any Company Subsidiary.

Section 3.9 Real Estate.

(a) The Company and the Company Subsidiaries do not own any real property.

(b) Schedule 3.9(b) lists each parcel of real property or premises currently leased or subleased by the Company or any Company Subsidiary (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord (or sublandlord, as applicable), the name of the Company or Company Subsidiary holding such leasehold interest, the street address and unit number of each Leased Real Property and the term of each lease and sublease.

(c) True, correct and complete copies of all leases and amendments thereto with respect to the Leased Real Properties (collectively, the “Lease Documents”) have been made available to Buyer in the Dataroom.  Neither the Company nor any Company Subsidiary leases or otherwise occupies any real property used in the operations or business of the Company or any Company Subsidiary other than the real property subject to the Lease Documents.

(d) The Company and the Company Subsidiaries’ have a valid and binding leasehold interest in each Leased Real Property and such leasehold interests in the Leased Real Properties are free and clear of all encumbrances other than Permitted Liens.  Except as set forth in Schedule 3.9(d), neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Document.

(e) To the Company’s Knowledge, each Lease Document is in full force and effect and is enforceable against the applicable lessor in accordance with its terms.  The Company and the Company Subsidiaries are not in material default (after expiration of applicable notice and cure periods) under any of the Lease Documents, and to the Knowledge of the Company, there are no existing defaults by a lessor under any Lease Document and no party to any Lease Document has exercised any termination rights with respect thereto.

(f) The Company and the Company Subsidiaries have not received written notice that any of the Leased Real Properties is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor and, to the Knowledge of the Company, no such condemnation, expropriation or taking has been proposed or is contemplated.

(g) All Taxes (including real and personal property Taxes and assessments and all special assessments, if any) pertaining to the Leased Real Properties that are due and owing by the Company or any Company Subsidiary have been paid in full on or before the date that such Taxes fall due, and there are no currently existing delinquencies with respect thereto.  Neither the Company nor any Company Subsidiary has received any written notice of proposed local improvement charges or special levies of a material nature with respect to any of the Leased Real Properties.

Section 3.10 Intellectual Property.

(a) Schedule 3.10(a)(i) sets forth a complete and accurate listing of all material Company Intellectual Property that is the subject of an application, issuance or registration issued by, filed with, or recorded by, any Governmental Entity or similar private organization, including the application or registration number and date, record owner and the jurisdiction of each item; and Schedule 3.10(a)(ii) sets forth a complete and accurate listing of all Company Proprietary Software; and Schedule 3.10(a)(iii) sets forth a complete and accurate listing of all computer software (including open source software) that is incorporated or embedded in or bundled with any Company Proprietary Software.

(b) The Company or one of the Company Subsidiaries own, license or have the right to use, all Intellectual Property used or held for use in the operation of their respective businesses as currently conducted.  The Company Intellectual Property and Company Licensed Intellectual Property include all material Intellectual Property necessary and sufficient for the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted.  None of the representations and warranties in this Section 3.10(b) shall be deemed or construed as any representation or warranty regarding infringement, misappropriation or violation of any Intellectual Property.

(c) All registrations, issuances and applications for registration of material Company  Intellectual Property are subsisting and unexpired, have not been abandoned or canceled and to the Knowledge of the Company, are valid and enforceable.

(d) The Company and the Company Subsidiaries take commercially reasonable actions to protect the trade secrets and confidential information included in the Company Intellectual Property and any confidential information of any Person to whom the Company or any Company Subsidiary has a confidentiality obligation and whose confidential information is subject to such confidentiality obligation. Each employee, contractor and consultant of the Company or any Company Subsidiary involved in the creation or development of any Intellectual Property for the Company or such Company Subsidiary has executed a written non-disclosure and invention assignment agreement with the Company or such Company Subsidiary and true, correct and complete copies of forms of all such agreements have been made available to Buyer in the Dataroom.  Each of the Company and the Company Subsidiaries (i) has during the past three (3) years complied with and is in compliance in all material respects with its posted privacy policies and (ii) has during the past three (3) years collected, accessed, stored, processed, transferred and disposed of personal identifiable information in a secure manner using reasonable technical measures.

(e) Except as set forth on Schedule 3.10(e): (i) the Company or one of the Company Subsidiaries exclusively owns the Company Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no actions, suits, proceedings, arbitrations or mediations or similar actions have been instituted, are pending or, to the Knowledge of the Company, are threatened against the Company or any Company Subsidiary that challenge the rights of the Company or any Company Subsidiary in or to, or the validity, enforceability or ownership of, any of the Company Intellectual Property, or the use by the Company or any Company Subsidiary of any of the Company Licensed Intellectual Property; (iii) neither the Company Intellectual Property nor the use or exploitation of the Company Intellectual Property as currently used or exploited by the Company or any Company Subsidiary in the conduct of its respective business, nor any products or services of the Company or any Company Subsidiary (or the making, having made, use, offer for sale, sale, reproduction, modification, creation of derivative works of, performance, display, transmission or other exploitation thereof) nor the conduct of the business of the Company or any Company Subsidiary as presently conducted, infringes upon, misappropriates (or constitutes or results from a misappropriation of) or otherwise violates any Intellectual Property of any Person, and neither the Company nor any Company Subsidiary has received any written charge, complaint, claim, demand or notice in the past three years alleging such infringement, misappropriation or violation; and (iv) to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any of the material Company Intellectual Property.

(f) Except as set forth on Schedule 3.10(f), none of the source code or related materials for any Company Proprietary Software is licensed or provided to, or used or accessed by, any person or is in escrow or under any obligation to be deposited in escrow or provided to any Person.  Except as set forth on Schedule 3.10(f), no open source software, copyleft software, freeware, shareware or software licensed or distributed under similar licensing or distribution models has been or is included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Proprietary Software, in each case, in a manner that subjects any source code or related materials for any Company Proprietary Software to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person.

(g) The computers, servers, network equipment and other information technology systems owned, licensed or leased by the Company or any Company Subsidiary (“IT Systems”) are adequate and sufficient in all material respects for the operations of the Company and the Company Subsidiaries as currently conducted.  Each of the Company and the Company Subsidiaries takes reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and any software, information or data stored thereon).  In the three (3) years prior to the date hereof, (i) there has been no failure with respect to any IT Systems that has had a material adverse effect on the operations of the Company or any Company Subsidiary that has not been fully remedied and (ii) to the Knowledge of the Company, there has been no unauthorized use of or access to any IT Systems (or any software, information or data stored thereon).

(h) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company or any Company Subsidiary to own or use any Company Intellectual Property or to use any Company Licensed Intellectual Property.

Section 3.11 Litigation.  Except as set forth on Schedule 3.11, (a) neither the Company nor any Company Subsidiary has received any written notice of a pending investigation or review by any Governmental Entity and, to the Knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity, in each case with respect to the Company or any Company Subsidiary; (b) there are no actions, suits, proceedings, arbitrations or mediations pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary, or any of their respective properties at Law or in equity, or which challenges the validity of this Agreement or which adversely affects or restricts the Company’s ability to consummate the transactions contemplated by this Agreement; and (c) there are no judgments, orders, awards, injunctions or decrees of any Governmental Entity specifically against the Company or any Company Subsidiary.

Section 3.12 Company Material Contracts.

(a) Schedule 3.12(a) sets forth a true, correct and complete list of the Company Material Contracts.

(b) The Company Material Contracts (except those that are cancelled, rescinded or terminated after the date hereof in accordance with their terms) are the legal, valid and binding obligations of the Company or the Company Subsidiaries and are in full force and effect in all material respects in accordance with their respective terms with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, the other party thereto, assuming the due authorization, execution and delivery by such other party, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.  There does not exist under any Company Material Contract any event of material default or event or condition that with the lapse of time or the giving of notice, or both, would constitute a material violation, breach or event of default thereunder on the part of the Company or any Company Subsidiary, or, to the Knowledge of the Company, on the part of any other party thereto.  Neither the Company nor any Company Subsidiary has received any written notice from, and the Company does not otherwise have knowledge that, any other party to any Company Material Contract has exercised any termination rights with respect thereto (other than expirations in accordance with the terms of any Company Material Contract), and no party has given written notice to the Company or any Company Subsidiary of any significant dispute with respect to any Company Material Contract.

Section 3.13 Tax Returns; Taxes.  Except as otherwise disclosed on Schedule 3.13:

(a) all income, franchise and other material Tax Returns of the Company and each Company Subsidiary have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) in all jurisdictions in which such Tax Returns are required to be filed with the appropriate Taxing Authority in accordance with any applicable Law and such Tax Returns are true, correct and complete in all material respects;

(b) all Taxes due and owing by the Company and each Company Subsidiary, including those Taxes that are shown as due and owing on the foregoing Tax Returns, have been paid in full and there are no material disputes or claims by a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns concerning any Tax liability of the Company or any Company Subsidiary claimed or raised by any authority, such that they are or may be subject to Tax by such jurisdiction;

(c) timely and effective elections were made (and not subsequently revoked) under Section 338(h)(10) of the Code (and any corresponding provision of state or local Tax law) with respect to each of the Acquisitions;

(d) there are not now any extensions of time in effect with respect to the dates on which any Taxes are or were due or the date on which any Tax Returns of the Company or any Company Subsidiary were or are due to be filed, neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, and no power of attorney has been granted to any Person that is currently in force with respect to any Tax matter of the Company or any Company Subsidiary;

(e) all deficiencies asserted as a result of any examination of any Tax Returns of the Company or any Company Subsidiary have been paid in full, accrued on the Financial Statements or Interim Financial Statements of the Company or a Company Subsidiary, as applicable, or finally settled, and there are no other audits or investigations by any Taxing Authority in progress, nor have the Seller Indemnified Parties, the Company or any of the Company Subsidiaries received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation of the Company;

(f) the Company and each Company Subsidiary has duly and timely withheld and paid all Taxes required to have been withheld and paid to the appropriate Taxing Authority;

(g) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements or the Interim Financial Statements and all required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Company Subsidiary;

(h) neither the Company nor, to the Company’s Knowledge, any Company Subsidiary have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

(i) there are no outstanding waivers or agreements by or on behalf of the Company or any Company Subsidiary for the extension of time for the assessment of any material Taxes or any deficiency thereof;

(j) there are no material Liens for Taxes against any asset of the Company or any Company Subsidiary (other than Liens for Taxes which are not yet due and payable);

(k) neither the Company nor any Company Subsidiary is a party to any Tax allocation, sharing or similar agreement (whether or not written) under which the Company or any Company Subsidiary will have any liability after the Closing (excluding commercial agreements the primary subject of which is not Taxes); and

(l) neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a combined, consolidated or unitary income Tax Return (other than a group the common parent of which was the Company);

(m) within the past two years or otherwise as part of a “plan (or series of related transactions)” with the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

(n) neither the Company nor any Company Subsidiary is nor has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2);

(o) neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority; and

(p) neither the Company nor any Company Subsidiary has, or has ever had, a permanent establishment in any country other than the country in which it was incorporated or formed; nor have they engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

Section 3.14 Environmental Matters.

(a) The Company and each Company Subsidiary is and has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with Environmental Permits required for its operations, except for any noncompliance that would not have a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is subject to any pending, or to the Company’s Knowledge, threatened claim, notice or demand alleging non-compliance with or liability under Environmental Laws (i) arising out of any act or omission of the Company or any Company Subsidiary or any of their respective employees, agents or representatives or (ii) arising out of the ownership, use, control or operation by the Company or any Company Subsidiary of any facility, site, area or property from which there was a Release of any Hazardous Substance, in each case, which claim, if adversely resolved, would reasonably be expected to result in the Company or any Company Subsidiary incurring, individually or in the aggregate, material Losses under Environmental Laws.

(c) The Company has made available to Buyer true and correct copies of all material environmental assessment, audits, studies, reports and analyses with respect to the Company or any Company Subsidiary and any material documentation related to any current or outstanding claims under Environmental Laws, which claims could result in the Company or any Company Subsidiary incurring material Losses under Environmental Laws, to the extent such materials are in its possession, custody or control.

(d) The representations and warranties contained in this Section 3.14 shall be the exclusive representations and warranties of the Company with respect to environmental matters.

Section 3.15 Licenses and Permits.  Schedule 3.15(a) sets forth a true, correct and complete list of all material Licenses held by the Company and each Company Subsidiary.  Except as set forth on Schedule 3.15(b), (a) each of the Company and the Company Subsidiaries owns or possesses all material Licenses that are necessary to enable it to carry on their respective operations as presently conducted, (b) all material Licenses on Schedule 3.15(a) are in full force and effect, (c) each of the Company and its Subsidiaries is operating in material compliance with all material Licenses, as applicable, (d) no suspension or cancellation of any material License is pending or, to the Knowledge of the Company, threatened and (e) none of the Company or any Company Subsidiary is in default or violation of any material License.  Except as set forth on Schedule 3.15(b), no material License possessed by the Company or any Company Subsidiary will be terminated or materially impaired by the consummation of the transactions contemplated by this Agreement.

Section 3.16 Company Benefit Plans.

(a) Schedule 3.16(a) contains a true, correct and complete list of all Company Benefit Plans.

(b) Except as set forth on Schedule 3.16(b), or to the extent that any breach of the representation set forth in this Section 3.16(b) would not have a Material Adverse Effect:

(i) No Company Benefit Plan is a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” described in Section 413(c) of the Code, and neither the Company nor any ERISA Affiliate has any obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan.”  No Company Benefit Plan is a “multi-employer pension plan” as defined under the Pension Benefits Act (Ontario) of a similar pension benefits standards legislation of another jurisdiction in Canada.

(ii) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and neither the Company nor any Company Subsidiary has any obligation or liability in connection with any Employee Benefit Plan of an ERISA Affiliate that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No Company Benefit Plan is a “registered pension plan” as defined under the Income Tax Act (Canada).

(iii) To the Knowledge of the Company, each Company Benefit Plan has been established, administered, registered (where required) and operated in all respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code.  To the Knowledge of the Company, no liability, claim, action or litigation has been made, commenced or threatened with respect to any Company Benefit Plan or an Employee Benefit Plan of an ERISA Affiliate (other than routine claims for benefits payable in the Ordinary Course, and appeals of denied such claims).

(iv) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS.  To the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter.

(v) To the Knowledge of the Company, no Company Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Laws.

(vi) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code.

(vii) To the Knowledge of the Company, each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code.

Section 3.17 Labor Relationships.

(a) None of the Company’s or the Company Subsidiaries’ employees are represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the NLRB) or by any other Governmental Entity.

(b) None of the Company’s or the Company Subsidiaries’ employees are a signatory to a collective bargaining agreement with any trade union, labor organization or group.

(c) No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of the Company or any Company Subsidiary has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last two (2) years.

Section 3.18 Certain Fees.  Except as contemplated by Section 2.5(b), Buyer shall not be obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Seller, the Company or the Company Subsidiaries or any of their Affiliates) at or at any time after the Closing any brokerage, advisor, finder’s or other similar fee or commission to any broker, advisor, finder, investment banker or any other Person that may be entitled to any such fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Seller, the Company, the Company Subsidiaries or any of their respective Affiliates.

Section 3.19 Insurance Policies.  Schedule 3.19 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Company or any of the Company Subsidiaries.  All such insurance policies and bonds with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect and shall be maintained by the Company and the Company Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company and the Company Subsidiaries occurring through the Closing Date, and the Company and all Company Subsidiaries, as applicable, have paid all premiums therefore when due.  Excluding insurance policies that have expired and been replaced in the Ordinary Course, no insurance policy has been cancelled by the insurer within the last two (2) years and no written threat has been made by an insurer and received by the Company or any Company Subsidiary to cancel any insurance policy during such period.  Since January 1, 2010, none of the Company or any Company Subsidiary has received written notification regarding any retroactive upward adjustment in premiums under any such insurance policies.  Since January 1, 2010, there has not been any pending claim under any insurance policy that has been denied or rejected by any insurer.

Section 3.20 Tangible Personal Property.  Except as set forth in Schedule 3.20, the Company and the Company Subsidiaries have good and marketable title to, or other legal right to use, all of the material items of tangible personal property used in the business of the Company and the Company Subsidiaries (except as sold or disposed of in the Ordinary Course and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Liens.  All such items of tangible personal property which individually are material to the operation of the business of the Company and the Company Subsidiaries are, in all material respects, in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted, including taking into account the age and circumstances of use of such tangible personal property in the Ordinary Course).

Section 3.21 Compliance With Laws.  Since January 1, 2010, except as set forth on Schedule 3.21, the Company and each Company Subsidiary has been and each is in compliance in all material respects with all applicable Laws other than for such non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.  Since January 1, 2011 through the date of this Agreement, neither the Company nor any Company Subsidiary has been charged with the violation of any applicable Law which would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.  To the Knowledge of the Company, neither the Company nor any Company Subsidiary are under investigation with respect to any material violation of any applicable material Law and, to the Knowledge of the Company, there are no facts or circumstances which would reasonably form the basis for any such violation.

Section 3.22 Affiliate Transactions.  Except as set forth on Schedule 3.22, the Company and the Company Subsidiaries are not party to any contract, commitment, or transaction with any of their officers, directors or holders of equity (directly or indirectly) or any of their Affiliates.

Section 3.23 Customers and Suppliers.

(a) Schedule 3.23(a) sets forth a list of the Company’s and the Company Subsidiaries’ (i) top 20 customers based on total revenues during the twelve (12) month period ended December 31, 2011, and (ii) top 20 customers based on total revenues during the six (6) month period ended June 30, 2012 (collectively, the “Key Customers”).  Except as set forth on Schedule 3.23(a), since June 30, 2012, neither the Company nor any of the Company Subsidiaries has received written notice, or otherwise has Knowledge, that any Key Customer has ceased to use the products, goods or services of the Company or any the Company Subsidiaries.

(b) Schedule 3.23(b) sets forth a list of the Company’s and the Company Subsidiaries’ (i) top 10 suppliers based on amounts invoiced during the twelve (12) month period ended December 31, 2011 and (ii) top 10 suppliers based on amounts invoiced during the six (6) month period ended June 30, 2012 (collectively, the “Key Suppliers”).  Except as set forth on Schedule 3.23(b), since June 30, 2012, neither the Company nor any of the Company Subsidiaries has received written notice, or otherwise has Knowledge, that any Key Supplier has ceased to supply its products, goods or services to the Company or any of the Company Subsidiaries.

Section 3.24 No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in Articles III and IV (as modified by the Schedules hereto, as supplemented and amended), (a) none of the Company, any Company Subsidiary, the Seller or any other Person makes any other express or implied representation or warranty with respect to the Seller, the Company or any Company Subsidiary, and (b) the Company and the Seller disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Company or the Seller or any of their respective Affiliates).  The Company and the Seller make no representation or warranty to Buyer regarding the probable success or profitability of the Company or any Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization.  The Seller is a limited liability company organized, validly existing and in good standing under the Laws of the State of Delaware, and has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Authorization.  The Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Seller, and when duly executed by all parties hereto and delivered by the Seller, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3 Company Share Ownership.  The Seller is the record and beneficial owner of all of the Company Shares, and the Seller has good, valid and marketable title to, and owns all of, the Company Shares free and clear of any Liens (other than Liens to be released at or prior to Closing).  The Seller has the power and authority to sell, transfer, assign and deliver the Company Shares as provided in this Agreement and the Company Shares will be transferred to Buyer at Closing with good and marketable title free and clear of any Liens, except for such Liens arising as a result of any action or inaction by Buyer, its Affiliates or their respective representatives.  Except as set forth on Schedule 4.3, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of, or any other interests in, the Company, including the Company Shares.

Section 4.4 Consents and Approvals.  Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the organizational documents of the Seller, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Seller is a party or by which the Seller or any of its assets may be bound, or (d) violate any Law, order, injunction or decree applicable to the Seller.

Section 4.5 Competition Act (Canada).  The aggregate value of the assets in Canada of the Company and the Company Subsidiaries and the gross revenues from sales in or from Canada generated from the assets in Canada of the Company and the Company Subsidiaries, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder, do not exceed CAD$77 million.

Section 4.6 Certain Fees.  Neither Buyer, the Company nor any of the Company Subsidiaries will be responsible for any broker, advisor, finder, or investment banker fee or commission in connection with this Agreement or the transactions contemplated hereby based on any commitments made by or on behalf of the Seller or any of its Affiliates.

Section 4.7 Litigation.  There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Seller, threatened against the Seller, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which restricts the Seller’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller and the Company as of the date hereof and as of the Closing Date as follows:

Section 5.1 Organization.  Buyer is a California corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 5.2 Authorization.  The Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Buyer, and when duly executed by all parties hereto and delivered by Buyer, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3 Consents and Approvals.  Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the organizational documents of Buyer, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound, or (d) violate any Law, order, injunction or decree applicable to Buyer.

Section 5.4 Investment Canada Act.  Buyer is a “Canadian” or a “WTO investor”, in each case, within the meaning of the Investment Canada Act.

Section 5.5 Litigation.  There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.6 Financing.  Buyer has sufficient cash on hand or financing available under existing credit facilities to pay the full consideration payable to the Seller hereunder, to make all other payments required to be made by Buyer in connection with the transactions contemplated hereby (including the payment of any amount pursuant to Section 2.5 and any Purchase Price Adjustment pursuant to Section 2.6) and to pay all of its related fees and expenses.  Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

Section 5.7 Independent Review.  Buyer has conducted its own independent review and analysis of the Company and the Company Subsidiaries and their respective conditions, cash flows and prospects, and acknowledges that Buyer has been provided access to the properties, premises and records of the Company and the Company Subsidiaries for this purpose.  In entering into this Agreement, Buyer has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, and Buyer:

(a) acknowledges that: (i) it has had the opportunity to visit with the Company and the Company Subsidiaries and meet with their respective officers and other representatives to discuss the Company and the Company Subsidiaries and their respective conditions, cash flows and prospects, and (ii) it has received, to its reasonable satisfaction, all materials and information requested by Buyer;

(b) acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and Contracts of the Company and the Company Subsidiaries) as Buyer deems adequate; and

(c) acknowledges that except as set forth herein, none of the Company, the Company Subsidiaries, the Seller, the Members nor any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives prior to the execution of this Agreement.

Section 5.8 Certain Fees.  None of the Seller, or, before the Effective Time, the Company or any of the Company Subsidiaries, will be responsible for any broker, finder, or investment banker fee or commission in connection with this Agreement or the transaction contemplated hereby based on any commitments made by or on behalf of the Buyer.

Section 5.9 Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that none of the Company, the Seller or the Members is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company and the Seller, as the case may be, in Article III and Article IV, respectively (as modified by the Schedules hereto, as supplemented or amended), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the business of the Company and the Company Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company or the Seller set forth in Article III or Article IV, respectively (as modified by the Schedules hereto as supplemented or amended).  Buyer further represents and warrants that none of the Company, the Seller or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any Company Subsidiary, the Seller, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, the Seller, any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any information included in (i) any confidential memoranda distributed on behalf of the Company relating to the Company and the Company Subsidiaries, (ii) other publications or information in the Dataroom provided to Buyer or its representatives, or (iii) any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Company and the Company Subsidiaries and the transactions contemplated hereby, in each case, except to the extent expressly addressed in a representation or warranty set forth in Article III or IV.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business.

(a) The Seller and the Company agree that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement, or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller will cause the Company to, and the Company will and will cause each Company Subsidiary to:

(i) conduct the business and operations of the Company and the Company Subsidiaries in the Ordinary Course in all material respects;

(ii) use their commercially reasonable efforts to (i) preserve, in all material respects, the present business operations, organization (including officers and employees) and goodwill of the Company and the Company Subsidiaries and (ii) preserve, in all material respects, the present relationships with Persons having business dealings with the Company and the Company Subsidiaries (including customers and suppliers);

(iii) use their commercially reasonable efforts to maintain the assets and properties of, or used by, the Company and the Company Subsidiaries, in reasonably good operating condition (ordinary wear and tear excepted, including taking into account the age and circumstances of use of such property in the Ordinary Course); and

(iv) maintain the books, accounts and records of the Company and Company Subsidiaries, in all material respects, in the Ordinary Course.

(b) The Seller and the Company agree that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement, or as consented to in writing by Buyer, the Seller will cause the Company not to, and the Company will not and will cause each Company Subsidiary not to:

(i) amend the charter, bylaws or similar organizational documents of the Company or any Company Subsidiaries;

(ii) declare, set aside or pay any non-cash dividends on or make any other non-cash distributions in respect of any Company Shares;

(iii) issue or agree to issue any additional Company Shares or other debt or equity securities of the Company or any Company Subsidiary or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any Company Shares or such other securities;

(iv) incur any Indebtedness that will not be paid at or prior to Closing;

(v) mortgage, pledge or otherwise encumber any material assets of the Company and any Company Subsidiaries, except for Permitted Liens incurred in the Ordinary Course and Liens to secure Indebtedness that will be repaid in full at or prior to Closing;

(vi) other than in the Ordinary Course, (A) acquire or dispose of all or a portion of the assets or capital stock of any business or Person or (B) sell, lease, license or otherwise dispose of any properties or tangible assets which are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

(vii) make any capital expenditures, capital additions or capital improvements in excess of One Hundred Thousand Dollars ($100,000) individually or in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

(viii) except as set forth on Schedule 6.1(b), or as required by the terms of the Company Benefit Plan or applicable Laws, (A) adopt, amend or accelerate payment under any Company Benefit Plan, (B) increase the salary or other compensation of any director, officer or employee of the Company or any Company Subsidiary, other than in the Ordinary Course, (C) hire any new employee with total annual compensation in excess of Two Hundred Thousand Dollars ($200,000), (D) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (E) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any Company Subsidiary, or otherwise modify or amend or terminate any such plan or arrangement, except in the Ordinary Course, or (F) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Company Subsidiary (or amend any such agreement to which the Company or any Company Subsidiary is a party) except in the Ordinary Course.  Notwithstanding the foregoing, the Company may seek from applicable employees waivers to certain parachute payments pursuant to Section 280G of the Code and the regulations promulgated thereunder;

(ix) (A) enter into any agreement or arrangement that materially limits or otherwise restricts in any material respect the Company or any Company Subsidiary from engaging or competing in any line of business in any location or with any Person or (B) other than the expiration or non-renewal of a Company Material Contract by the other party or parties thereto in accordance with its terms, amend or modify in any material respect any Company Material Contract or terminate any Company Material Contract;

(x) materially change or modify the credit, collection or payment policies, procedures or practices of the Company or any Company Subsidiary, including acceleration of collections of receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities, in each case, in a manner materially inconsistent with past practice;

(xi) grant any license, sublicense, covenant, release or right under or with respect to any Company Intellectual Property, other than non-exclusive licenses granted by the Company or any Company Subsidiary to any customer or end user in the Ordinary Course;

(xii) dispose of or permit to lapse any material Intellectual Property rights;

(xiii) settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that provide for a complete release of the Company and the Company Subsidiaries from all claims subject to such dispute and do not provide for any admission of liability by the Company or any Company Subsidiary;

(xiv) make, change or revoke any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than in the Ordinary Course, amend a material Tax Return, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(xv) make any change to its accounting methods, principles, policies, procedures or practices, except as may be (i) required by GAAP or Law or (ii) recommended by the Company’s independent auditors; or

(xvi) enter into any written agreement to do anything prohibited by this Section 6.1(b).

Section 6.2 Reasonable Best Efforts; Consents.

(a) Each of the Parties shall cooperate, and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall Buyer, the Company, any Company Subsidiary or the Seller be required to pay any fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract to which the Company or any Company Subsidiary is a party or is bound for the consummation of the transactions contemplated hereby.

(b) Each Party will promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act.  Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Each Party will use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and will promptly provide the other with copies of all written communications (and convey the substance of all oral communications) between it, any of its Affiliates or any of its representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby.  Without limiting the generality of the foregoing, each Party will promptly notify the other of the receipt and content of any material inquiries or requests for additional information made by any Governmental Entity in connection therewith and will promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request.  In addition, each Party will keep the other apprised on a prompt basis of the status of any such inquiry or request.

(c) No Party shall take any action that could reasonably be expected to materially and adversely affect the approval of any Governmental Entity that is necessary to consummate the transactions contemplated hereby.  The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d) Buyer shall cooperate in good faith with all Governmental Entities and shall undertake promptly any and all action required or necessary to (i) promptly comply with or modify any requests for additional information (including, without limitation, any second request) by any Governmental Entity, including supplying any additional information which reasonably may be required by the United States Federal Trade Commission and/or the United States Department of Justice, and (ii) avoid or eliminate each and every impediment under any anti-trust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur expeditiously; provided, however, notwithstanding the foregoing, the Buyer shall not be required to agree to a sale or disposition of any particular assets, categories of assets or lines of businesses of, or restrictions, prohibitions or limitations on the businesses or operations of, the Company, the Company Subsidiaries, Buyer or any of its Affiliates in furtherance of its obligations under this Section 6.2.

Section 6.3 Public Announcements.  Except as otherwise required by Law (including any regulation or rule of any stock exchange on which any securities of a Party are then listed), none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned.  The Parties understand and agree that Pamlico intends to publicly disclose the existence of this Agreement and the transactions contemplated hereby subsequent to the execution of this Agreement and that Buyer’s consent shall be required with respect to such disclosure (with such consent not to be unreasonably withheld, conditioned or delayed); provided that Pamlico shall not publicly disclose the existence of this Agreement other than concurrently with or following Buyer’s public disclosure of the existence of this Agreement promptly after the date hereof.

Section 6.4 Supplemental Disclosure.  The Seller and the Company may, from time to time prior to or at the Closing, supplement, amend or create any Schedule to this Agreement in order to add information or correct previously supplied information.  It is agreed that such Schedules may be amended or created to add immaterial, as well as material, items thereto.  Notwithstanding anything contained in this Agreement to the contrary, no such supplemental, amended or additional Schedule shall (a) be deemed to cure any breach for purposes of Article VII or (b) affect in any manner whatsoever, or relieve, the Seller or the Company of liability or diminish any right or remedies of Buyer with respect to (i) any breach of any representation or warranty made to Buyer in this Agreement or (ii) any breach of, or failure to perform, any covenant or obligation contained in this Agreement, in each case, that may exist without any such supplemental, amended or additional Schedule.

Section 6.5 Tax Matters.

(a) Tax Returns.  Buyer shall, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and the Company Subsidiaries for all periods that have not yet been filed and are required to be filed after the Effective Time.  Buyer shall prepare such Tax Returns consistent with past practices of the Company and the Company Subsidiaries, unless otherwise required by Law.  Buyer shall, subject to Buyer’s right to indemnification from Seller under Article XII, cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due. At least five (5) days prior to the due date of the related Tax Return, Seller shall pay to Buyer Seller’s share of Taxes under this Agreement (calculated without regard to any Transaction Deductions), including those allocable under Section 6.5(b).

(b) In the case of any taxable period that includes (but does not end at) the Effective Time (a “Straddle Period”), the amount of any Taxes (other than property or ad valorem Taxes) for the portion of such Straddle Period ending at the Effective Time shall be determined based on an interim closing of the books as of the Effective Time.  In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending at the Effective Time shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on day immediately prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c) Buyer shall provide the Seller with a copy of the income Tax Returns of the Company  for any taxable period ending at or prior to the Effective Time or any Straddle Period for review and comment not later than forty-five (45) days prior to its due date (including extensions).  The Seller shall review and comment on such Tax Returns within fifteen (15) days of receipt thereof.  If the Seller does not submit comments within such period, then the Seller will be deemed to have approved such Tax Returns as prepared by Buyer, and Buyer will file such Tax Returns promptly.  If the Seller delivers comments to Buyer within such fifteen (15) day period, the Seller and Buyer shall use good faith efforts to resolve any dispute in connection with such comments.  In the event Buyer and the Seller are unable to agree on any such revisions within fifteen (15) days after the Seller provides its comments, Buyer and the Seller shall engage the Accounting Firm to resolve the dispute, the costs of which shall be borne equally by the Seller on the one hand, and Buyer on the other hand.  Upon the final determination of such dispute, Buyer shall file or cause to be filed such Tax Returns promptly but no later than five (5) Business Days after such final determination.  Notwithstanding anything to the contrary in this Section 6.5(c), Buyer shall be entitled to file, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return.  In the event the Accounting Firm’s resolution of the dispute necessitates that a Tax

Return filed in accordance with the previous sentence be amended, Buyer shall cause an amended Tax Return to be filed that reflects such resolution.

(d) Tax Refunds. Buyer shall (without duplication) pay to the Seller any refunds of Taxes of the Company or its Subsidiaries for pre-Closing Tax periods, other than any refunds that are attributable to (i) any carryback of net operating losses, capital losses or other Tax attributes attributable to a Tax period or portion thereof beginning after the Closing Date or (ii) any Transactions Deductions.  Buyer shall make payment of any such refund described in this Section 6.5(d), net of any associated out-of-pocket costs incurred by Buyer, the Company or any of their Subsidiaries in obtaining such refund, to the Seller within five (5) Business Days of receipt of the refund.

(e) Amendment of Tax Returns.  Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or the Company Subsidiaries with respect to a pre-Closing Tax period unless required by Law without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed.

(f) Closing Date Course of Business.  For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Company and the Company Subsidiaries to carry on business only in the Ordinary Course.

(g) No Section 338 Election.  Buyer shall not cause or permit an election under Section 338 of the Code to be made with respect to the transactions contemplated by this Agreement.

(h) Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid when due and fifty percent (50%) of such Taxes shall be borne by each of Buyer and the Seller.  Buyer will, at the expense of Buyer and the Seller (each bearing fifty percent (50%) of such expenses), file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes, and, if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i) Preservation of Records.  Except as otherwise provided in this Agreement, Buyer agrees that it shall, and it shall cause the Company and the Company Subsidiaries to, (i) preserve and keep the records (including all Tax and accounting records) of the Company and the Company Subsidiaries for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) unless such records relate to a pending or threatened dispute between the Parties, make such records available to the Seller as may be reasonably requested by the Seller.  If Buyer, the Company or any Company Subsidiary wishes to destroy such records after the time specified above, Buyer shall first give sixty (60) days’ prior written notice to the Seller and the Seller shall have the right at its option and expense, upon prior written notice given to Buyer within that sixty (60)-day period, to take possession of the records within ninety (90) days after the date of the Seller’s notice to Buyer.

Section 6.6 Directors’ and Officers’ Indemnification.

(a) Buyer agrees that (i) the governing documents of the Company and the Company Subsidiaries immediately after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company and the Company Subsidiaries, respectively, on the date of this Agreement, and, for a period of six (6) years following the Closing, Buyer agrees to, and to cause the Company and the Company Subsidiaries to, indemnify and hold harmless all current or former directors, officers, managers, employees and agents of the Company or any of the Company Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company or the Company Subsidiaries pursuant to such governing documents and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, managers, employees and agents of the Company or any of the Company Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.  The Parties acknowledge that the foregoing is intended to apply to all of the current or former directors (including such directors employed or otherwise designated, by the holders of equity in the Seller’s parent entity), officers, managers, employees and agents of the Company or any of the Company Subsidiaries in their capacity as such and not, to the extent applicable, in their capacity as directors, officers, managers, employees and agents of the Seller or any of its Affiliates (other than the Company or any Company Subsidiary), and Buyer and the Company shall not be required to indemnify such Persons to the extent the indemnification obligation (i) relates to, and arises from, a claim by Buyer for indemnification pursuant to Article X or (ii) is covered by insurance in favor of such indemnified Person.

(b) The Seller (or a third party at the direction of the Seller), at the Seller’s sole expense, may cause the Company to purchase “tail” coverage for (i) D&O insurance for a period of (6) years following the Closing Date, and (ii) Miscellaneous Professional Liability insurance for a period of (3) years following the Closing Date,  in each case, (i) for events occurring prior to the Closing Date and (ii) for the benefit of the directors, officers, managers, employees and agents of the Company and the Company Subsidiaries and with terms and conditions substantially similar to the insurance coverage as of the date hereof.  The aggregate amount necessary to purchase such “tail” coverage shall be treated as a Transaction Expense or otherwise reflected in the calculation of Net Working Capital.

Section 6.7 Access.  From the date hereof until the earlier of the termination of this Agreement or the Closing, subject to any applicable Law, the Seller and the Company will permit Buyer and its representatives, at Buyer’s sole cost and expense, to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties, premises, facilities, information technology systems, employees and representatives and books and records of the Company and the Company Subsidiaries (to the extent in furtherance of the transactions contemplated by this Agreement), but only to the extent that such access does not unreasonably interfere with the personnel, operations or properties of the Seller, the Company or any Company Subsidiary, and the Company shall direct its employees, agents and representatives to cooperate reasonably with Buyer and its representatives with respect to the foregoing and, during such period, shall promptly provide access to such information concerning the businesses, properties and personnel of the Company and any Company Subsidiary as Buyer and its representatives may reasonably request but only to the extent that such provision and/or access does not unreasonably interfere with the personnel, operations or properties of any Seller or the Company provided, however, that no such access shall be required if it would violate applicable Law or any Contractual restrictions on the Seller, the Company or any Company Subsidiary.  Notwithstanding the foregoing, Buyer acknowledges and agrees that, prior to the Closing, any meetings or other communications with any employees, agents or representatives of the Company or any Company Subsidiary hereunder shall be arranged and supervised by the Company or its representatives, unless the Company shall expressly consent with respect to any specific contact.

Section 6.8 Further Assurances.  After the Closing Date, the Seller, the Company and Buyer shall use its reasonable best efforts from time to time to execute and deliver at the reasonable request of any other Party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

Section 6.9 Related-Party Transactions With Non-Management Affiliates.  On or prior to the Closing Date, the Company and the Company Subsidiaries shall terminate all Contracts with the Seller or any of its Affiliates (other than the Company or any Company Subsidiary), and the Seller hereby agrees and acknowledges that from and after Closing no further payments are due, or may become due, under or in respect of any such terminated Contracts to which it or Pamlico is a party; provided that in no event shall the Company or any Company Subsidiary pay any fee or otherwise incur any expense or financial exposure with respect to any such termination.

Section 6.10 Notice of Payments to Employees.  The Seller will promptly inform Buyer in writing of the amount of any cash payments that it or its Affiliates (other than the Company and the Company Subsidiaries) plan to make to any employee of the Company or any of the Company Subsidiaries in their capacity as such before or after the Closing other than any cash payments that are (i) Change of Control Payments or (ii) solely with respect the ownership of membership interests in the Seller.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to Each Party’s Obligations.  The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction.  There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by any Governmental Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; and

(b) HSR Act.  The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

Section 7.2 Conditions to Obligations of the Seller and the Company.  The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Seller, on behalf of the Seller and the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer contained herein shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under, or to consummate the transactions contemplated by, this Agreement on a timely basis;

(b) Performance of Obligations.  Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

(c) Buyer Officer’s Certificate.  An authorized officer of Buyer shall have executed and delivered to the Seller a certificate (the “Buyer Closing Certificate”) as to compliance with the conditions set forth in Sections 7.2(a) and 7.2(b) hereof.

Section 7.3 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Article III and the representations and warranties of Seller contained in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, results in a Material Adverse Effect (ignoring for the purposes of this Section any qualifications by Material Adverse

Effect or “materiality” contained in such representations or warranties other than that set forth in Section 3.8(b));

(b) Performance of Obligations.  The Company and the Seller shall have performed in all material respects their respective obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(d) Company Closing Certificate.  An authorized officer of the Company shall have executed and delivered to Buyer a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Sections 7.3(a) and 7.3(b);

(e) Seller Closing Certificate.  The Seller shall have executed and delivered to Buyer a certificate (the “Seller Closing Certificate”) as to the Seller’s compliance with the conditions set forth in Sections 7.3(a) and 7.3(b) hereof;

(f) Employment Arrangement.  Four (4) of the five (5) employees of TMW listed in Schedule 7.3(f) (one of which shall be Dave Wangler) shall, as of the Closing, remain employed by TMW, provided that the death or permanent disability of any such employee other than Dave Wangler will reduce each of the foregoing numbers, and no such employee shall have withdrawn or revoked his signed acknowledgement of the letter of confirmation of employment with Buyer signed and acknowledged by each such employee as of the date hereof; and

(g) Non-Competition and Non-Solicitation Agreements.  (i) None of the Persons listed on Schedule 7.3(g)(i) shall have withdrawn or revoked the non-competition agreement with Buyer executed as of the date hereof and (ii) none of the Persons set forth on Schedule 7.3(g)(ii) shall have withdrawn or revoked the non-solicitation/no hire agreement with Buyer executed as of the date hereof.

Section 7.4 Frustration of Closing Conditions.  None of the Company, Buyer or the Seller may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

CLOSING

Section 8.1 Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than two (2) days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Seller and Buyer may agree in writing and in no event prior to October 1, 2012.  The date of the Closing shall be referred to herein as the “Closing Date”.  The Closing shall take place at the offices of King & Spalding LLP located at 100 N. Tryon Street, Suite 3900, Charlotte, North Carolina 28202, at 10:00 a.m. Eastern time, or at such other place or at such other time as the Seller and Buyer may agree in writing.  The Closing shall be effective as of 12:01 a.m. Eastern time on the Closing Date (the “Effective Time”).

Section 8.2 Deliveries by the Seller.

(a) At the Closing, the Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(i) all stock certificates representing the Company Shares and accompanying stock powers or other appropriate instruments of assignment and transfer duly executed by the Seller, evidencing the transfer of the Company Shares to Buyer;

(ii) the Seller Closing Certificate;

(iii) the Company Closing Certificate;

(iv) resignations of the members of the boards of directors of the Company and each of the Company Subsidiaries;

(v) the Escrow Agreement duly executed by the Seller;

(vi) payoff letters (“Payoff Letters”) regarding any Indebtedness to be repaid at Closing and evidencing the aggregate amount of such Indebtedness outstanding as of the Effective Time (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to the applicable lender, creditor or agent on the Closing Date, such Indebtedness shall be repaid in full and all liens affecting any real or personal property of the Company or any of the Company Subsidiaries and securing such Indebtedness will be released; and

(vii) a Foreign Investment in Real Property Tax Act certificate, substantially in the form attached hereto as Exhibit B, duly executed by the Seller.

Section 8.3 Deliveries by Buyer.  At the Closing, Buyer will deliver or cause to be delivered to the Seller the following:

(a) the portion of the Purchase Price and other amounts to be paid at the Closing pursuant to Section 2.4 and Section 2.5, paid and delivered in accordance with such Sections;

(b) the Escrow Agreement duly executed by Buyer; and

(c) the Buyer Closing Certificate.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of Buyer and the Seller;

(b) by Buyer (provided that Buyer is not then in material breach of any of its obligations under this Agreement and none of the representations and warranties of Buyer have become untrue, in each case in such a manner as would result in the conditions in Section 7.2(a) or Section 7.2(b) not being satisfied) if there has been a breach of any representation, warranty, covenant or other agreement made by the Company or the Seller in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in Section 7.3(a) or Section 7.3(b) not being satisfied (a “Terminating Company Breach”), and shall not have been cured within ten (10) days after written notice from Buyer of such Terminating Company Breach is received by the Company and the Seller (such notice to describe such Terminating Company Breach in reasonable detail) or (ii) which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

(c) by the Seller (provided that neither the Company nor the Seller is then in material breach of any of its obligations under this Agreement and none of the representations and warranties of the Seller or the Company have become untrue, in each case in such a manner as would result in Section 7.3(a) or Section 7.3(b) not being satisfied) if there has been a breach of any representation, warranty, covenant or other agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would result in Section 7.2(a) or Section 7.2(b) not being satisfied (a “Terminating Buyer Breach”) and shall not have been cured within ten (10) days after written notice from the Seller of such Terminating Buyer Breach is received by Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail), or (ii) which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; or

(d) by the Seller or the Buyer if the Closing shall not have taken place on or prior to December 31, 2012 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to (i) the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or prior to such date or (ii) the Buyer if the failure of the Buyer to fulfill any of its obligations under this Agreement caused the failure of the Closing to occur on or prior to such date; provided further that the Outside Date shall be automatically extended to June 30, 2013 if the failure of the Closing to occur on or prior to the Outside Date is due to the failure of any of the conditions set forth in Section 7.1 to be satisfied.

Section 9.2 Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given by the Party so terminating to the other Parties, and, subject to this Section 9.2, this Agreement shall terminate, become void and no effect and the transactions contemplated hereby shall be abandoned without further action by any Party.  The date of any such termination is referred to herein as the “Termination Date”.  If this Agreement is terminated pursuant to Section 9.1:

(a) each Party shall redeliver all documents, work papers and other materials of another Party or Parties, as applicable, relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the Confidentiality Agreement; provided, however, that each Party may retain copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such documents, work papers and other materials in accordance with such Party’s record retention policies and procedures or to the extent necessary to comply with applicable legal or regulatory requirements; provided, further, however, any documents, work papers or other materials retained pursuant to the foregoing proviso shall remain subject to the confidentiality obligations contained in Section 6.9 and the Confidentiality Agreement.

(b) all filings, applications and other submissions made pursuant hereto shall, at the option of the Company, and to the extent practicable, be withdrawn from the agency or other Person to which made; and

(c) there shall be no liability or obligation hereunder on the part of the Company, the Seller, Buyer, any Member or any of their respective directors, officers, employees, Affiliates, agents or representatives, except (i) liability for fraud, willful misconduct or a willful, material breach by the Company, the Seller, a Member or Buyer, as the case may be, of one or more of the provisions of this Agreement, then the breaching Party shall be liable to the non-breaching Party, and (ii) that the terms and obligations provided for in this Section 9.2 and Sections 1.1 (Definitions), 6.3 (Public Announcements), 11.1 (Fees and Expenses), 11.2 (Notices), 11.3 (Severability), 11.7 (Consent to Jurisdiction, Etc.) and 11.9 (Governing Law) hereof and in the Confidentiality Agreement shall survive any such termination.

Notwithstanding the foregoing, until a Closing occurs (and including if this Agreement is terminated for any reason) (i) to the extent that the Seller, the Company or any Member has any liability or obligation to Buyer for monetary damages, Buyer’s sole recourse with respect to any such liability shall be to the Company and (ii) no recourse hereunder or under any documents or instruments delivered in connection herewith may be made against the Seller or any officer, agent or employee of the Seller or any direct or indirect holder of any equity interests or securities of the Seller, any Affiliate of the Seller, or any direct or indirect director, officer, employee, partner, affiliate, member, controlling person or representative of any of the foregoing.  Notwithstanding any of the foregoing, nothing contained in this Agreement shall (x) relieve any Party from liability for any willful and intentional breach of this Agreement or (y)

prevent Buyer from seeking equitable remedies, including under Section 11.10, against the Seller or any Member.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification Obligations of the Seller.

(a) Subject to the provisions of this Article X, from and after the Closing, the Seller shall indemnify and hold harmless from the Indemnity Escrow Fund each of the Buyer Indemnified Parties from, against and in respect of any and all Losses arising out of:

(i) any breach, or the failure to be true and correct, of any representation or warranty made by the Company in Article III or by the Seller in Article IV;

(ii) any breach of any covenant, agreement or undertaking made by the Seller or, prior to the Closing, the Company, in this Agreement; and

(iii) any unpaid Transaction Expenses, Indebtedness as of the Effective Time and/or Change of Control Payments, in each case to the extent not paid or taken into account in the determination of the Closing Date Indebtedness Statement, the Closing Date Financial Certificate or the Final Closing Statement pursuant to Article II.

(b) The Losses of the Buyer Indemnified Parties described in this Section 10.1 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Losses”.  Notwithstanding any other provision in this Agreement to the contrary, for the sole purpose of determining the amount of Buyer Losses resulting from a breach or inaccuracy of a representation or warranty set forth in Article III or Article IV, except as set forth in Section 3.8(b), any materiality or Material Adverse Effect qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnification hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty); provided, however, that for the avoidance of doubt, any such qualifiers or words of similar import shall be taken into effect when determining if such a breach or inaccuracy of a representation or warranty has occurred or exists.

Section 10.2 Indemnification Obligations of Buyer.  Buyer shall indemnify and hold harmless each of the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of:

(a) any breach, or the failure to be true and correct, of any representation or warranty made by Buyer in Article V; and

(b) any breach of any covenant, agreement or undertaking made by Buyer in this Agreement.

The Losses of the Seller Indemnified Parties described in this Section 10.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

Section 10.3 Indemnification Procedure.

(a) Promptly after receipt by an Indemnified Party of notice from a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall provide written notification to Buyer or the Seller, whichever is the appropriate indemnifying Party hereunder (the “Indemnifying Party”), within ten (10) days after the Indemnified Party’s notice of such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under this Agreement with respect to such Third Party Claim except to the extent, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such Third Party Claim or (ii) material prejudice to the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter (or sooner if the nature of the Third Party Claim so requires), to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, notwithstanding anything to the contrary herein, the Seller shall not have the right to defend a Third Party Claim if such Third Party Claim includes a claim that any Intellectual Property owned by, or exclusively licensed to, Buyer, the Company or any Company Subsidiary, infringes or violates, or constitutes or results from a misappropriation of, any such Intellectual Property (an “IP Claim”), in which case Buyer may elect to assume the defense of such Third Party Claim and be entitled to settle or compromise such Third Party Claim with the consent of Seller (such consent not to be unreasonably withheld, delayed or conditioned) (with the reasonable expenses and any settled or compromise amounts constituting Buyer Losses hereunder) and the Seller shall have the right to participate in the defense of such Third Party Claim at its sole cost and expense, but Buyer shall control the investigation and defense thereof.  If the Indemnifying Party declines, fails or is not permitted by the terms of this Agreement to assume the defense of such Third Party Claim within such twenty (20) day period, however, the Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and, if the Indemnifying Party agrees that such Third Party Claim is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifying Party for the Loss in question, the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third Party Claim.  In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense; provided, however, if the Indemnifying Party agrees that such Third Party Claim is a matter with respect to which the Indemnified Party is entitled to receive payment from the Indemnifying Party for the Loss in question, the Indemnifying Party shall pay the out of pocket expenses of such Indemnified Party’s counsel if the named parties to any such action (including any impleaded parties) include both such Indemnifying Party and the Indemnified Party and such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to such Indemnifying Party, or if available to such Indemnifying Party, the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party.  The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Party may consent to the entry of any judgment, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed); provided, however, the Indemnifying Party may enter into a judgment or settlement without the consent of the Indemnified Party if (i) such judgment or settlement provides solely for the payment of money and does not result in any financial or other obligation of the Indemnified Party, (ii) Indemnifying Party makes such payment in full pursuant to the terms hereof and (iii) the applicable Indemnified Parties receive an unconditional full and final release related to such Third Party Claim; and provided, further, that the foregoing limitation does not apply to any IP Claim.

(c) If an Indemnified Party claims a right to payment pursuant to this Agreement not involving a Third Party Claim, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party.  Such notice shall specify in reasonable detail the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall work together in good faith to establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise). Within five (5) Business Days of the final determination of the merits and amount of such claim (whether by mutual agreement, arbitration, litigation or otherwise), the Indemnifying Party shall promptly pay all sums so due and owing to the Indemnified Party by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Party; provided, that, if the Seller is the Indemnifying Party and any Buyer Indemnified Party is the Indemnified Party, the Seller shall, first, cause the Escrow Agent to pay to such Buyer Indemnified Party such sums out of the Indemnity Escrow Fund, and, second, if such sums exceed the remaining Indemnity Escrow Amount, then the Seller shall pay such sums in cash, in each case, in immediately available funds in an amount equal to such claim as determined hereunder, if any.

Section 10.4 Claims Period.  The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a) with respect to Buyer Losses arising under Section 10.1(a)(i) with respect to any breach or inaccuracy of any representation or warranty in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Company Subsidiaries), Section 3.18 (Certain Fees), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Company

Share Ownership) or Section 4.6 (Certain Fees) (collectively, the “Fundamental Representations”), the Claims Period shall terminate on the date that is four (4) years following the Closing Date;

(b) with respect to Buyer Losses arising under (i) Section 10.1(a)(i) and (ii) under Section 10.1(a)(ii), other than (A) with respect to any breach or inaccuracy of any of the Fundamental Representations, (B) as provided for in Article XII or (C) covenants to be performed after the Closing, the Claims Period shall terminate on the date that is eighteen (18) months following the Closing Date;

(c) with respect to Buyer Losses arising under Section 10.1(a)(ii) with respect to covenants to be performed after the Closing, the Claims Period shall survive the Closing either until the time period set forth in the applicable covenant (or, if no time period is set forth therein, until the expiration of the applicable statute of limitations); and

(d) with respect to Seller Losses arising under Section 10.2(a), the Claims Period shall terminate on the date that is four (4) years following the Closing Date.

(e) with respect to Seller Losses arising under Section 10.2(b), the Claims Period shall survive the Closing for the time period set forth in the applicable covenant (or if no time period is set forth, until the expiration of the applicable statutes of limitations).

No claim for indemnification can be made after the expiration of the Claims Period; provided, however, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 10.5 Liability Limits.  Notwithstanding anything to the contrary set forth in this Agreement, the Seller’s obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless shall be limited as follows:

(a) no amounts of indemnity shall be payable pursuant to Section 10.1 unless and until the Buyer Indemnified Parties shall have suffered Buyer Losses in excess of $1,500,000 (the “Threshold Amount”) in the aggregate, in which case the Buyer Indemnified Parties shall only be entitled to recover the amount of Buyer Losses in excess of the Threshold Amount; provided, that, notwithstanding the foregoing, amounts of indemnity for Buyer Losses (i) pursuant to Sections 10.1(a)(i) with respect to the Fundamental Representations, (ii) pursuant to Article XII, (iii) pursuant to Section 10.1(a)(ii) with respect to covenants to be performed after the Closing, (iv) pursuant to Section 10.1(a)(iii) or (v) for fraud, in each case, shall not be subject to the Threshold Amount;

(b) in no event shall the aggregate amount of indemnity required to be paid by the Seller pursuant to Section 10.1 or otherwise exceed the Indemnity Escrow Amount (the “Buyer Cap”); provided, that, notwithstanding the foregoing, amounts of indemnity for Buyer Losses (i) pursuant to Section 10.1(a)(i) with respect to the Fundamental Representations, (ii) pursuant to

Article XII, (iii) pursuant to Section 10.1(a)(ii) with respect to covenants to be performed after the Closing, (iv) pursuant to Section 10.1(a)(iii) or (v) for fraud ((i)-(v), the “Special Indemnities”), in each case, shall not be subject to the Buyer Cap but shall in no event exceed the Purchase Price;

(c) notwithstanding anything set forth herein to the contrary, other than indemnification obligations of the Seller with respect to the Special Indemnities, (i) any indemnification obligation of the Seller under this Agreement shall be satisfied solely from the Indemnity Escrow Fund and (ii) if the Indemnity Escrow Fund is insufficient to satisfy the Buyer Losses, then the Buyer Losses in question will remain unsatisfied;

(d) notwithstanding anything set forth herein to the contrary, all the indemnification obligations of the Seller (including with respect to the Special Indemnities) shall be first paid out of (and otherwise reduce the remaining amount of) the Indemnity Escrow Fund before any claim is made against any other Person thereafter;

(e) for purposes of computing the aggregate amount of indemnifiable claims against the Seller, the amount of each claim for Buyer Losses by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Seller pursuant to Section 10.1 shall be limited to, the amount of such Buyer Losses that remain after deducting therefrom (i) any third party insurance proceeds, and any indemnity, contributions or other similar payment actually received from any third party with respect thereto, and (ii) any net Tax benefit (calculated without regard to any Transaction Deductions) actually realized in the taxable year of the indemnification payment by a Buyer Indemnified Party or any Affiliate thereof with respect to the Buyer Losses or items giving rise to such claim for indemnification;

(f) the amount of indemnity payable pursuant to Section 10.1 with respect to any Buyer Loss shall be reduced to the extent such Buyer Loss is reflected on the Closing Date Indebtedness Statement or the Final Closing Statement;

(g) in any claim for indemnification under this Agreement, no Party shall be required to indemnify any Person for punitive, special, exemplary or consequential damages, including loss of profit or revenue, any multiple of reduced cash flow, interference with operations, or loss of tenants, lenders, investors or buyers, except to the extent for amounts paid to a third party where any of the foregoing are awarded pursuant to a Third Party Claim that is subject to indemnification hereunder;

(h) any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article X shall be required to use commercially reasonable efforts to mitigate such Loss including taking any actions reasonably requested by the Indemnifying Party and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate; provided, that an Indemnified Party’s obligation to mitigate any Loss shall not include any obligation or requirement that (i) such Indemnified Party or any of his or its Affiliates  assume or incur any material Liability or (ii)  would reasonably be expected to materially disrupt, or otherwise materially  affect the business or operations of such Indemnified Party or any of his or its Affiliates;

(i) in any case where a Buyer Indemnified Party recovers from any third party any net amount in respect of a matter with respect to which the Seller has indemnified Buyer pursuant to this Agreement, such Buyer Indemnified Party shall promptly pay over to the Seller the amount so recovered; and

(j) any indemnity payment under this Agreement pursuant to this Article X shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

Section 10.6 Member Obligations. Each Member hereby severally (in accordance with its Pro Rata Percentage), and not jointly, agrees to indemnify and hold harmless each of the Buyer Indemnified Parties from and against any failure of the Seller to pay any amounts which it is obligated to pay under Section 6.5 and this Article X with respect to Losses arising out of the Special Indemnities.  For the avoidance of doubt, in no event shall any Member have any obligation hereunder with respect to any indemnification obligation of the Seller other than with respect to the Special Indemnities.  The Parties agree that any claims for indemnification with respect to the Special Indemnities (but not with respect to Section 6.5) must be first satisfied from the Indemnity Escrow Fund as contemplated by Section 10.5(d) before any claim can be made against a Member pursuant to this Section 10.6.  Notwithstanding any provision of this Agreement to the contrary, no Member shall have any joint and several liability under this Agreement, and in no event shall any Member be obligated to provide any payment under this Agreement or otherwise in excess of its Pro Rata Percentage of the Purchase Price.  In no event shall any Member have any obligation with respect to any breach of this Agreement by any other Member.  Each Member represents and warrants, with respect to itself, himself or herself only, that (i) such Member has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by such Member, and when duly executed by all parties hereto and delivered by such Member, constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 10.7 Exclusive Remedies.  Other than in the event of fraud, the provisions of this Article X, Section 11.10 and Article XII hereof set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any Party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.  Without in any way limiting the provisions of this Section 10.7, the Parties agree that, excluding fraud or any claim for injunctive or other equitable relief, the indemnification provisions of this Article X and Article XII are intended to provide the sole and exclusive remedy as to all claims against either the Company, the Seller or the Members (it being acknowledged and agreed that, other than as provided in Sections 10.5(c), 10.5(d) and 10.6 and except in the case of fraud or any claim for injunctive or other equitable relief, the Seller and the Members shall have no liability under this Agreement apart from their beneficial interests in the Indemnity Escrow Fund), on the one hand, and the Buyer, on the other hand, arising from or relating to this Agreement and the agreements and documents contemplated hereby and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, this Section 10.7 shall not operate to interfere with or impede the operation of the provisions of Article II providing for the (i) resolution of certain disputes relating to the Purchase Price between the Parties and/or by the Accounting Firm and (ii) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).  Notwithstanding anything in this Agreement to the contrary, matters with respect to indemnification for Taxes shall be governed by Article XII, rather than this Article X.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses.  Except as otherwise expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Transaction Expenses shall be paid by the Company.

Section 11.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person (including by hand-delivered courier) or by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (first-class postage prepaid, return receipt requested), in each case, to the respective Parties at the following addresses and facsimile numbers (or at such other address for a Party as shall be specified by like notice):

If to Buyer or, after the Closing, the Company, to:

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, California  94085
Attention: James A. Kirkland, Vice President and General Counsel
Telephone: (408) 481-8000
Facsimile: (408) 481-7780
E-mail: jim_kirkland@trimble.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Michael A. Saslaw
Telephone:  (214) 746-8117
Facsimile:   (214) 746-7777
E-mail: michael.saslaw@weil.com

If to the Company (prior to the Closing) to:

TMW Intermediate Holdings Corporation
21111 Chagrin Blvd.
Beachwood, Ohio 44122
Attn: Jeffrey Ritter
Telephone:  (216) 455-1005
Facsimile:  (216) 831-3606
E-mail:  jritt@tmwsystems.com

with a copies (which shall not constitute notice) to:

TMW Systems Holdings, LLC
c/o Pamlico Capital
150 North College Street, Suite 2400
Charlotte, North Carolina 28202
Attention:  Walker Simmons and Scott Stevens
Telephone:  (704) 414-7150
Facsimile:  (704) 414-7160
E-mail:  walker.simmons@pamlicocapital.com
  scott.stevens@pamlicocapital.com

King & Spalding LLP
100 N. Tryon Street, Suite 3900
Charlotte, North Carolina 28202
Attention:                      Richard M. Bange, III
Telephone:  (704) 503-2554
Facsimile:  (704) 503-2622
E-mail:  rbange@kslaw.com

If to the Seller or any Member to:

TMW Systems Holdings, LLC
c/o Pamlico Capital
150 North College Street, Suite 2400
Charlotte, North Carolina 28202
Attention:  Walker Simmons and Scott Stevens
Telephone:  (704) 414-7150
Facsimile:  (704) 414-7160
E-mail:  walker.simmons@pamlicocapital.com
  scott.stevens@pamlicocapital.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
100 N. Tryon Street, Suite 3900
Charlotte, North Carolina 28202
Attention:                      Richard M. Bange, III
Telephone:  (704) 503-2554
Facsimile:  (704) 503-2622
E-mail:  rbange@kslaw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee or (ii) actual delivery thereof to the appropriate address.

Section 11.3 Severability.  If any term or other provision of this Agreement, or the application of any such term or provision, is invalid, illegal or incapable of being enforced by any rule of Law, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.4 Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.

Section 11.5 No Third Party Beneficiaries.  Except as otherwise provided in Sections 6.6 and 11.6, this Agreement is exclusively for the benefit of the Company and the Seller, and their respective successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of the Company and the Seller under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 11.6 Section Headings.  The Article and Section headings contained in this Agreement are exclusively for the purpose of reference shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.7 Consent to Jurisdiction, Etc.  Subject to the provisions of Section 2.6(d) hereof, each Party hereby irrevocably agrees that any Legal Dispute shall be subject only to the exclusive jurisdiction of the courts of the State of Delaware or the United States federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.  During the period a Legal Dispute that is filed in accordance with this Section 11.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  Each Party hereby waives, and shall not assert, as a defense in any Legal Dispute, that (a) such Party is not subject to such jurisdiction, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper.  A final judgment in any action, suit or proceeding described in this Section 11.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 11.8 Entire Agreement.  This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the other documents delivered pursuant to this Agreement including all exhibits and annexes thereto constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 11.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 11.10 Specific Performance.  The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 11.11 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 11.12 Amendment; Modification.  This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 11.13 Schedules.  Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent such disclosure in another Section is reasonably apparent based on the subject matter of such Schedules and Sections.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.14 Time of Essence.  With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 11.15 Conflict Waiver.  King & Spalding LLP has represented the Company and the Seller.  All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, Buyer agrees that (a) it shall not, and shall not cause the Company to, seek to have King & Spalding LLP disqualified from representing the Seller or the Seller’s Affiliates in connection with any dispute that may arise between such parties and Buyer or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and (b) in connection with any such dispute, Seller or Seller’s Affiliates involved in such dispute (and not Buyer or the Company) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and King & Spalding LLP that occurred prior to the Closing.

Section 11.16 Non-Recourse.  All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any other document, certificate or instrument delivered pursuant hereto, or the negotiation, execution, performance or non-performance of this Agreement or any other document, certificate or instrument delivered pursuant hereto (including any representation or warranty made in or in connection with this Agreement or any other document, certificate or instrument delivered pursuant hereto or as an inducement to enter into this Agreement and the other documents delivered pursuant hereto) may be made only against the Persons that are expressly identified as Parties hereto or thereto.  In no event shall any named Party to this Agreement or the other documents delivered pursuant hereto have any shared or vicarious liability for the actions or omissions of any other Person.  No Person who is not a named party to this Agreement or the other documents delivered pursuant hereto, including without limitation any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or any other document, certificate or instrument delivered pursuant hereto or for any claim based on, in respect of, or by reason of this Agreement or any other document, certificate or instrument delivered pursuant hereto or its negotiation or execution; and each party hereto or thereto waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates.  The Parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 11.16.

ARTICLE XII

TAX INDEMNIFICATION

Section 12.1 Tax Indemnification.  In the event of conflict between the provisions of this Article XII and the provisions of Article X, the provisions of this Article XII shall control.

Section 12.2 Indemnification.  The Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against, and pay to the Buyer Indemnified Parties the amount of any and all Losses in respect of (i) all Taxes of the Company and the Company Subsidiaries (or any predecessor thereof) (A) for any taxable period ending at or prior to the Effective Time, and (B) for the portion of any Straddle Period ending at the Effective Time (determined as provided in Section 6.5); (ii) the failure of any of the representations and warranties contained in Section 3.13 to be true and correct in all material respects or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iii) any liability of the Company or any of its Subsidiaries by reason of the application of Treasury Regulation Section 1.1502-6 (or any analogous or similar provision under Tax law) as a result of having been a member of an Affiliated Group at any time prior to the Closing; and (iv) any failure by the Seller to timely pay any and all Taxes required to be borne by the Seller pursuant to this Agreement, calculated in the case of each of clauses (i) through (iv) above without regard to any Transaction Deductions.

Section 12.3 No Tax Claim Limitation.  Notwithstanding anything in this Agreement to the contrary, claims for indemnification for Losses in respect to Taxes under this Article XII shall not be subject to the limitations of Section 10.5(a) or (b).  In no event shall liability of Seller under this Article XII exceed the Purchase Price.

Section 12.4 Tax Claims Period.  Any claim for indemnification against the Seller pursuant to Section 12.2 must be made in writing within the period lasting until the fourth (4th) anniversary of the Closing Date.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

TMW INTERMEDIATE HOLDINGS CORPORATION

By:	/s/ Walker Simmons
	Name:	Walker Simmons
	Title:	President and Treasurer

BUYER:

TRIMBLE NAVIGATION LIMITED

By:	/s/ James A. Kirkland
	Name:	James A. Kirkland
	Title:	Vice President and General Counsel

SELLER:

TMW SYSTEMS HOLDINGS LLC

By:	/s/ Walker Simmons
	Name:	Walker Simmons
	Title:	Manager

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

THE MEMBERS

/s/ Randall Burrell
Randall Burrell

/s/ David Mook
David Mook

/s/ Jeffrey Ritter
Jeffrey Ritter

/s/ David Schildmeyer
David Schildmeyer

/s/ David Wangler
David Wangler

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBIT A

Form of Escrow Agreement

See attached.

EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is executed and effective on _______, 2012 by and among TRIMBLE NAVIGATION LIMITED, a California corporation (the “Buyer”), TMW SYSTEMS HOLDINGS LLC, a Delaware limited liability company (the “Seller”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent (“Escrow Agent”).  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Appendix I attached hereto.

Recitals:

A.           TMW Intermediate Holdings Corporation, a Delaware corporation, the Buyer, the Seller and the Members are parties to that certain Stock Purchase Agreement dated as of August 24, 2012 (as amended, modified or supplemented from time to time, the “Stock Purchase Agreement”);

B.           The Buyer and the Seller have agreed that a portion of the purchase price payable by Buyer under the Stock Purchase Agreement shall be deposited into escrow in order to provide a source of funds for payment of certain amounts that may be owed by the Seller pursuant to the Stock Purchase Agreement;

C.           Immediately following the execution and delivery of this Agreement, the Buyer will deliver, or cause to be delivered, (i) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000) (the “Purchase Price Adjustment Escrow Amount”) to the Escrow Agent pursuant to the terms and conditions of the Stock Purchase Agreement and pursuant to the wire instructions attached hereto as Exhibit A, which shall be held by the Escrow Agent in a separate account pursuant to this Agreement as security for and to satisfy amounts owing from the Seller to the Buyer pursuant to Section 2.6 of the Stock Purchase Agreement (such amount held in such escrow from time to time, excluding all income accrued thereon which has not been distributed pursuant to this Agreement, being referred to as the “Purchase Price Adjustment Escrow Fund”) and (ii) Twenty Million and No/100 Dollars ($20,000,000) (the “Indemnity Escrow Amount”) to the Escrow Agent pursuant to the terms and conditions of the Stock Purchase Agreement and pursuant to the wire instructions attached hereto as Exhibit A, which shall be held by the Escrow Agent in a separate account pursuant to this Agreement as security for and to satisfy (x) amounts owing on account of indemnification obligations of the Seller pursuant to the terms, conditions and limitations set forth in Article X of the Stock Purchase Agreement and (y) to the extent the Purchase Price Adjustment Escrow Amount is not sufficient to satisfy the Seller’s payment obligation under Section 2.6 of the Stock Purchase Agreement, such excess amount owing from the Seller to the Buyer pursuant to Section 2.6 of the Stock Purchase Agreement after disbursement of the balance of the Purchase Price Adjustment Escrow Amount (such amount held in such escrow from time to time, excluding all income accrued thereon which has not been distributed pursuant to this Agreement, being referred to as the “Indemnity Escrow Fund”, and together with the Purchase Price Adjustment Escrow Fund, the “Escrow Funds”); and

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D.           The parties hereto desire to more specifically set forth their rights and obligations with respect to the Escrow Funds and the distribution and release thereof.

Now, Therefore, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

1. Investment of the Escrow Funds.  Escrow Agent will invest and reinvest each Escrow Fund at the written direction of the Seller.  The Seller may direct the investment of the Escrow Funds in money market funds authorized to invest in short-term securities issued or guaranteed as to principal and interest by the U.S. Government and repurchase agreements with respect to such securities (including any money market fund managed or sponsored by Escrow Agent and any of its Affiliates) (the “Permitted Investments”).  Escrow Agent is hereby authorized to execute the directed purchase and sale of Permitted Investments through the facilities of its own trading or capital markets operations.  In the event that Escrow Agent does not receive written investment instructions to invest an Escrow Fund from the Seller, Escrow Agent shall invest such Escrow Fund, until receipt of joint written investment instructions from the Seller to the contrary, in [_________________]1.   Escrow Agent or any of its Affiliates may receive compensation with respect to any investment directed hereunder.  It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement, unless any such losses are attributable to Escrow Agent’s fraud, gross negligence, bad faith or willful misconduct.  The Seller acknowledges and agrees that the delivery of each Escrow Fund is subject to the sale and final settlement of Permitted Investments.  Proceeds of a sale of Permitted Investments will be delivered to, or at the direction of, the Seller in accordance with the terms of this Agreement.

Receipt, investment and reinvestment of each Escrow Fund shall be confirmed in writing in accordance with Section 5 by Escrow Agent to the Buyer and the Seller as soon as practicable following the end of each calendar month by account statement.  For purposes of this Section 1, each account statement shall be deemed to have been received if delivered in accordance with Section 5 or if made available for online access pursuant to the written request of the Buyer and/or the Seller.  For purposes of this Agreement, the term “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or permitted to close in Sunnyvale, California or Charlotte, North Carolina.

2.	Escrow Agent’s Distributions of the Escrow Funds.

(a) Distributions.  Escrow Agent shall distribute each Escrow Fund, or any portion thereof, only pursuant to this Section 2.

________________________
1           To be inserted following discussions between the Buyer, the Seller and U.S. Bank. The Buyer’s expectation is that this will be a money market account that has no withdrawal or maturity limitations.

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(b) Automatic Distributions.  With respect to distributions required to be made by Escrow Agent pursuant to Section 2(d), 2(f) or 2(g) below (the “Automatic Distributions”), such distributions shall be made by Escrow Agent as provided in such sections without joint written certification and instruction from the Buyer and the Seller or a Final Order (as defined below).

(c) Distribution on Joint Certification and Written Instructions or Final Order.  Other than with respect to the Automatic Distributions, Escrow Agent shall distribute each Escrow Fund only (i) in accordance with the joint written certification and instructions of the Buyer and the Seller or (ii) pursuant to a Final Order.  A “Final Order” shall mean (i) a settlement agreement signed by the Buyer and the Seller or (ii) a certified copy of a final order or judgment of a court of competent jurisdiction determining the rights of the Buyer and the Seller with respect to the applicable Escrow Fund, which has been finally affirmed and is not subject to appeal.

(d) Income Distribution.

(i) All income or losses from the investment of the Escrow Funds (the “Investment Income” and the “Investment Losses”, as applicable) shall be taxable (in the case of Investment Income) or allocated (in the case of Investment Losses) to the Seller.

(ii) The Investment Income shall be distributed by the Escrow Agent to the Seller as soon as practicable following the end of each calendar year.  Notwithstanding any provision to the contrary contained herein, Escrow Agent shall be entitled to deduct and withhold from any amount otherwise payable to the Seller pursuant to this Agreement such amounts as Escrow Agent is required to deduct and withhold with respect to such payment under the Code or any provision of federal, state, local or foreign tax Laws, in each case, as amended or succeeded.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Seller in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.  The Seller shall use commercially reasonable efforts as soon as reasonably practicable to provide to Escrow Agent such information or tax forms as Escrow Agent requests in connection with its obligations under the appropriate tax Laws applicable in respect of withholding, backup withholding and information reporting including, without limitation, the Seller’s taxpayer identification number and Form W-9.

(iii) Escrow Agent shall report such Investment Income or Investment Losses on such tax returns as required by the IRS and any state and local departments of revenue in all years Investment Income is earned, or Investment Losses are suffered, as and to the extent required under the provisions of the Code.  Except for the obligations set forth in the immediately preceding sentence, Escrow Agent shall have no obligation to prepare or file any income or other tax returns applicable to the Investment Income and Investment Losses.

(iv) Upon the final distribution of the Purchase Price Adjustment

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Escrow Fund pursuant to Section 2(e) below, Escrow Agent shall distribute to the Seller all net undistributed Investment Income on such Purchase Price Adjustment Escrow Fund through the date of such final distribution.  Upon the final distribution of the Indemnity Escrow Fund pursuant to Section 2(g) below, Escrow Agent shall distribute to the Seller all net undistributed Investment Income on such Indemnity Escrow Fund through the date of such final distribution.

(e) Payment Pursuant to Joint Direction.  If the Buyer and the Seller execute and deliver a joint written certification and instruction to Escrow Agent (the “Adjustment Notice”) (i) stating that the Buyer is entitled to a payment pursuant to Section 2.6 of the Stock Purchase Agreement, (ii) specifying the amount to be distributed to the Buyer from the Purchase Price Adjustment Escrow Fund and, if the Purchase Price Adjustment Fund has been exhausted, from the Indemnity Escrow Fund and (iii) providing payment instructions for the amount to be so distributed to the Buyer, then within five (5) Business Days of receipt of the Adjustment Notice, Escrow Agent shall (x) pay to the Buyer from the Purchase Price Adjustment Escrow Fund or the Indemnity Escrow Fund, as applicable, the amount set forth in the Adjustment Notice and (y) after the payment set forth in clause (x), distribute any remaining portion of the Purchase Price Adjustment Escrow Fund to Seller.

(f) Distribution of the Indemnity Escrow Fund Pursuant to Indemnification Claims.

(i) At any time and from time to time prior to 5:00 p.m. Eastern Standard Time on [_________]2, 2014 (such date being referred to as the “Final Distribution Date”), the Buyer may, but shall not be obligated to, deliver to Escrow Agent any number of written certificates and instructions (each, an “Indemnification Notice”), with a copy of such Indemnification Notice to the Seller, (A) stating that the Buyer or another Buyer Indemnified Party may be entitled to payment or indemnification pursuant to Section 10.1 of the Stock Purchase Agreement (an “Indemnification Claim”), (B) stating the Buyer’s estimate of the amount of Buyer Losses (the “Claim Amount”) with respect to such Indemnification Claim (if such amount is, in good faith, capable of being estimated) and (C) specifying the nature of such Indemnification Claim.  Upon delivery of any such Indemnification Notice, Escrow Agent shall, within two (2) Business Days of receipt thereof, confirm receipt of such Indemnification Notice by written communication (including, without limitation, by way of electronic mail) to the Buyer and the Seller in accordance with the notice provisions contained in Section 5.

(ii) If the Seller wishes to object to an Indemnification Claim or the Claim Amount specified in an Indemnification Notice, the Seller shall, prior to 5:00 p.m. Eastern Time on the tenth (10th) Business Day after the date of the Escrow Agent’s confirmation of receipt of the Indemnification Notice, deliver to the Buyer a certificate (a “Reply Certificate”), (A) specifying each such objection, (B) specifying the nature and basis for such objection and (C) certifying that it is sending the Reply Certificate, with a copy of such Reply Certificate to the Escrow Agent within such ten (10) Business Day

________________________
2           Insert date that is 18 months following the Closing Date.

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period.  Prior to 5:00 p.m. Eastern Time on the second (2nd) Business Day after receipt by Escrow Agent of a Reply Certificate, Escrow Agent shall confirm receipt of such Reply Certificate by written communication (including, without limitation, by way of electronic mail) to the Buyer and the Seller in accordance with the notice provisions contained in Section 5.

(iii) If no Reply Certificate is delivered to the Escrow Agent with respect to an Indemnification Notice within the ten (10) Business Day period set forth above, then the Seller shall be deemed to have delivered a Payment Authorization (as defined below) acknowledging the Buyer’s right to receive the Claim Amount specified in such Indemnification Notice with respect to the applicable Indemnification Claim and Escrow Agent shall automatically transfer to the Buyer without any action required by any other Person, no later than the second (2nd) Business Day following the expiration of such ten (10) Business Day period, an amount equal to such estimated Claim Amount, all in accordance with the procedures set forth herein.  The Buyer and the Seller agree that if any disbursement is based on an estimated Claim Amount such disbursement shall not preclude the Buyer from submitting subsequent Indemnification Notices relating to the same Indemnification Claim in order to update such Claim Amount.

(iv) If Escrow Agent timely receives a Reply Certificate within the ten (10) Business Day period set forth above with respect to any Indemnification Notice, the Claim Amount referred to in such Indemnification Notice shall be held by Escrow Agent and shall not be released to the Buyer or the Seller (whether pursuant to Section 2(g) below or otherwise) except upon delivery to Escrow Agent of either (A) written instructions signed by the Buyer and the Seller directing Escrow Agent to release the Claim Amount (or any other amount mutually agreed upon by such parties) to the Buyer or (B) a Final Order relating to the Indemnification Claim referred to in such Indemnification Notice demonstrating that the Buyer or the applicable Buyer Indemnified Party is or is not entitled to indemnification for such Claim Amount (or another amount as set forth in such Final Order) from the Seller (either (A) or (B) being referred to as, a “Payment Authorization”), at which date (1) the portion of the amount due to the Buyer or the applicable Buyer Indemnified Party determined pursuant to (A) or (B) shall promptly be paid to the Buyer or the applicable Buyer Indemnified Party in accordance with the procedures set forth herein no later than the second (2nd) Business Day after Escrow Agent’s receipt of the Payment Authorization and (2) any remaining Indemnity Escrow Fund shall be retained by Escrow Agent and subject to additional claims and distributions hereunder (or, if such Payment Authorization is delivered after the Final Distribution Date and such remaining Indemnity Escrow Fund is not subject to any claims arising pursuant to a prior Indemnification Notice or Adjustment Notice, paid to the Seller).

(g) Interim and Final Disbursements of Indemnity Escrow Fund.

(i) Promptly (and in no event later than five (5) Business Days) following [_________]3, 2013 (the “Interim Distribution Date”), Escrow Agent shall

________________________
3           Insert date that is 9 months following the Closing Date.

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distribute to the Seller an amount equal to (i) Ten Million and No/100 Dollars ($10,000,000) less (ii) the sum of (x) the amount of then-pending claims under any Indemnification Notice, if any, and (y) the aggregate amount of all Claim Amounts disbursed from the Indemnity Escrow Fund prior to the Interim Distribution Date (such amount to be distributed, the “Interim Distribution Amount”).  Any amounts not distributed to the Buyer or a Buyer Indemnified Party pursuant to clause (ii)(x) of the immediately preceding sentence shall be distributed to the Seller promptly following the resolution of the applicable pending claim under the Indemnification Notice in question, and the Buyer and the Seller shall provide the Escrow Agent with prompt joint written notice of any such resolution.

(ii) Promptly (and in no event later than five (5) Business Days) following the Final Distribution Date, Escrow Agent shall distribute to the Seller an amount equal to (i) the amount of Indemnity Escrow Fund then held by Escrow Agent less (ii) the amount of any then-pending claims under any Indemnification Notice (such amount to be distributed, the “Final Distribution Amount”).  Any amounts not distributed to the Buyer or a Buyer Indemnified Party pursuant to clause (ii) of the immediately preceding sentence shall be distributed to the Seller promptly following the resolution of the applicable pending claim under the Indemnification Notice in question, and the Buyer and the Seller shall provide the Escrow Agent with prompt joint written notice of any such resolution.

3.	Liability and Duties of Escrow Agent.

The Buyer and the Seller hereby appoint Escrow Agent, and Escrow Agent hereby accepts such appointment and agrees to act, as escrow agent in accordance with the terms and conditions of this Agreement.  The acceptance by Escrow Agent of its duties and obligations under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to Escrow Agent’s rights, duties, liabilities and immunities:

(a) Except for acts of fraud, gross negligence, bad faith or willful misconduct, Escrow Agent shall not be liable for any action taken or omitted to be taken by it or on its behalf in good faith in accordance with the terms of this Agreement and in the exercise of its reasonable judgment.  Escrow Agent may at any time consult with independent legal counsel of its own choice in any such matters, shall have full and complete authorization and protection from any action taken or omitted by it hereunder in accordance with the advice of such legal counsel on its part and shall incur no liability for any delay reasonably required to obtain the advice of any such legal counsel.  Escrow Agent shall not be answerable for the default or misconduct of any agent or legal counsel employed or appointed, at its discretion, by it if such agent or legal counsel shall have been selected with reasonable care;

(b) The Buyer and the Seller shall jointly and severally indemnify and hold harmless Escrow Agent and its employees, directors and officers from and against any and all liabilities, losses, costs, claims, actions or demands whatsoever which may be brought against Escrow Agent or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations under this Agreement, other than those resulting from the fraud, gross

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negligence, bad faith or willful misconduct of Escrow Agent, its partners, employees, agents, directors, officers, successor or assigns.  The Buyer and the Seller agree solely among themselves that any obligation for the indemnification under this Section 3 shall be borne by the Buyer and the Seller in proportion to such party’s respective responsibility, if any, of such loss, liability, cost, damage or expense, or, if neither the Buyer nor the Seller bears greater responsibility than the other, then 50% by the Buyer and 50% by the Seller. It is understood and agreed that this indemnification shall survive the termination or discharge of this Agreement or the resignation of Escrow Agent;

(c) Escrow Agent and its partners, employees, agents, successors and assigns shall not be liable for any damage, loss or destruction of any of the documents held hereunder due to fire, flood, tornado, act of God, theft, or any other similar causes not resulting from the fraud, gross negligence, bad faith or willful misconduct of Escrow Agent or its employees, agents, successors or assigns;

(d) Escrow Agent and its employees, agents, successors and assigns shall have no duty to know or determine the performance or non-performance of any provision of this Agreement or any other agreement except as expressly required or contemplated in the performance by Escrow Agent of the functions contemplated to be performed by it under this Agreement.  Escrow Agent may act in reliance upon any written instrument or signature believed by it to be genuine and may assume that the person purporting to give advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.  The duties and responsibilities of Escrow Agent are purely administrative in nature and are limited to those expressly stated herein;

(e) The provisions of this Agreement are not intended to and shall not restrict or remove any other rights which Escrow Agent may have at law or in equity to seek relief or direction from any court of competent jurisdiction in addition to such as are expressly set forth herein;

(f) Except as otherwise expressly provided herein, Escrow Agent is hereby authorized to disregard any and all notices or warnings, other than written notices given by or on behalf of the Buyer or the Seller or their respective counsel, and is hereby expressly authorized to comply with and obey any and all Final Orders.  If Escrow Agent obeys or complies with any such Final Order, Escrow Agent and its partners, employees, agents, successors and assigns shall not be liable to any of the other parties hereto or anyone else by reason of such compliance, notwithstanding any such Final Order being subsequently reversed, modified, annulled, set aside, or vacated, or being subsequently found to have been issued or entered into without jurisdiction;

(g) Escrow Agent may resign from its position at any time upon thirty (30) days prior written notice to the Buyer and the Seller.  In addition, the Buyer and the Seller may jointly remove Escrow Agent at any time for any reason whatsoever, by an instrument given to Escrow Agent, which instrument shall designate the effective date of such removal.  Upon such resignation or removal, Escrow Agent shall take such steps as are necessary to assign this Agreement and transfer any property held in escrow to a successor escrow agent agreed to by the Buyer and the Seller, and, where such agreement is not obtained within seven (7) Business Days

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after Escrow Agent’s resignation or removal, then to any court of competent jurisdiction.  Upon such resignation or removal, Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement other than (i) liabilities resulting from a breach of this Agreement by Escrow Agent prior to the date of such resignation or removal and (ii) to retain and safeguard the Escrow Funds then in its possession until receipt of a designation of successor escrow agent or a joint written disposition instruction by or on behalf of the Buyer and the Seller or a Final Order;

(h) Nothing contained in this Agreement shall require Escrow Agent to expend its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, or do anything not expressly provided for herein, except in relation to acts of fraud, gross negligence, bad faith or willful misconduct of Escrow Agent or its employees, agents, successors and assigns; and

(i) In the event that (i) there is a disagreement between the Buyer and the Seller resulting in adverse claims or demands being made in connection with either of the Escrow Funds, (ii) Escrow Agent is in doubt as to what action it should take hereunder or (iii) Escrow Agent needs clarification as to any instructions it has received from the parties hereunder, Escrow Agent, in its discretion, shall be entitled to retain the applicable Escrow Fund until Escrow Agent shall have received a Payment Authorization.  Escrow Agent shall act on such Payment Authorization without further question, and shall have no liability for so doing except in relation to acts of its fraud, gross negligence, bad faith or willful misconduct.

4. Compensation of Escrow Agent.  Escrow Agent shall be entitled to reasonable fees and reimbursement for reasonable out-of-pocket expenses including, but not by way of limitation, the reasonable fees and costs of outside legal counsel or agents which it may find necessary to engage in performance of its duties hereunder, in accordance with the fee schedule attached hereto as Exhibit B; provided, however, that Escrow Agent shall give two (2) Business Days prior written notice to the Buyer and the Seller of its intention to engage counsel.  The Buyer and the Seller hereby agree that they shall each be responsible for payment of fifty percent (50%) of all fees and expenses of Escrow Agent that are otherwise payable or reimbursable under this Agreement, and the Seller hereby authorizes the Escrow Agent to deduct any portion of such fees and expenses (not to exceed Ten Thousand Dollars ($10,000)) for which the Seller is responsible from the Indemnity Escrow Funds.

5. Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or by electronic mail, or the following Business Day if sent via a nationally recognized overnight courier (delivery confirmation requested).  Such notices, demands and other communications will be sent to the address indicated below:

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Notices to the Seller:

TMW Systems Holdings LLC
c/o Pamlico Capital
150 North College Street, Suite 2400
Charlotte, North Carolina 28202
Attention: Walker Simmons and Scott Stevens
Telephone: (704) 414-7150
Email: walker.simmons@pamlicocapital.com
scott.stevens@pamlico.com
FEIN: 30-0334311

With a copy (which shall not constitute notice) to:

King & Spalding LLP
100 N. Tyron Street, Suite 3900
Charlotte, North Carolina 28202
Attention: Richard M. Bange, III
Telephone: (704) 503-2554
Email: rbange@kslaw.com

Notices to the Buyer:

Trimble Navigation Limited
935 Stewart Drive
Sunnyvale, California  94085
Attention: James A. Kirkland, Vice President and General Counsel
Telephone: (408) 481-8000
Email: jim_kirkland@trimble.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Michael A. Saslaw
Telephone:  (214) 746-8117
Email: michael.saslaw@weil.com

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Notices to Escrow Agent:

U.S. Bank, National Association, as Escrow Agent
Hearst Tower, 214 N. Tryon Street, 27th Floor
Charlotte, NC 28202
Attention: Lisa Moorehead
Telephone: (704) 335-4597
Email: lisa.moorehead@usbank.com

Any party may change the address to which notices are to be delivered by giving the other parties notice in the manner provided in this Section 5.

6. Binding Effect; Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.  The Buyer shall be permitted to assign all or part of its rights or obligations hereunder (i) to its Affiliates or Subsidiaries or (ii) by way of collateral assignment to any lender providing financing for the transactions contemplated by the Stock Purchase Agreement. The Seller shall not be permitted to assign all or part of its rights or obligations hereunder (other than to its Affiliates) without the prior written consent of the Buyer.  Other than in accordance with Section 3(h), Escrow Agent shall not be permitted to assign all or part of its rights or obligations hereunder without the prior written consent of the Buyer and the Seller.

7. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible

8. No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Buyer and the Seller to express their mutual intent, and no rule of strict construction will be applied against any person.

9. Headings.  The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used in this Agreement.

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10. Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument.  All signatures of the parties to this Agreement may be transmitted by facsimile or other means of electronic transmission of documents, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

11. Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12. Amendment.  This Agreement may not be amended or modified, except by a written instrument executed by the Buyer, the Seller and Escrow Agent (or Escrow Agent’s duly qualified successor).

13. Termination of Escrow Agreement.  This Agreement shall remain in effect unless and until (a) all Escrow Funds are distributed in full or (b) it is terminated in a written instrument executed by the Buyer and the Seller.  Termination of this Agreement shall not impair the obligations of the Buyer and the Seller set forth in Section 3, Section 4 or Section 18, which such obligations shall survive the termination of this Agreement, and, in the case of Section 3 and Section 4, shall survive only for a period of three (3) years following such termination.

14. Merger or Consolidation.  Any banking association or corporation into which Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent shall be a party, shall succeed to all Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

15. Funds Transfer.  In the event funds transfer instructions are given subject to the terms and conditions hereof (other than in writing at the time of execution of this Agreement), whether in writing or by electronic mail, Escrow Agent may seek confirmation of such instructions by telephone call-back to the person or persons designated in Section 5 hereof, and Escrow Agent may rely upon the reasonable confirmations of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent.  The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

It is understood that Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (a) the beneficiary, (b) the beneficiary’s bank or (c) an intermediary bank.  Escrow Agent may apply any of the Escrow Funds for any payment order it

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executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank.

16. Security Advice Waiver.  The Buyer and the Seller acknowledge that regulations promulgated by the Comptroller of the Currency grant the Buyer and the Seller the right to receive brokerage confirmation of security transactions as they occur.  The Buyer and the Seller specifically waive such right to notification to the extent permitted by law and acknowledge that the Buyer and the Seller will receive periodic cash transaction statements, which will detail all investment transactions, in accordance with the final paragraph of Section 1.

17. Identifying Information. The Buyer and the Seller acknowledge that a portion of the identifying information set forth in Section 2 and Section 5 is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L. 107–56 (the “Act”), and the Buyer and the Seller agree to provide any additional information reasonably requested by Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.  The Buyer and the Seller each represent that all of their respective identifying information set forth in Section 2 and Section 5, including without limitation, their respective taxpayer identification number assigned by the IRS or any other taxing authority, is true and complete on the date hereof and in the event such information regarding a party changes subsequent to the date hereof, such party will promptly notify Escrow Agent of such change.

To help the government fight the funding of terrorism and money laundering activities, United States federal Law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust, or other legal entity, Escrow Agent may ask for documentation to verify its formation and existence as a legal entity.  Escrow Agent may also ask, to the extent required under applicable law, to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  To this extent, upon reasonable request of the Escrow Agent, please provide all contact information for parties to the Agreement including taxpayer identification numbers.

18. Income Tax Allocation.  The parties agree, for tax purposes, to treat the amounts held in the Escrow Funds as owned by the Seller and not received by the Buyer, in all cases to the extent not paid to the Buyer pursuant to Section 2, and to file all Tax Returns on a basis consistent with such treatment.  The parties agree that for tax reporting purposes, all Investment Income and Investment Losses shall be treated (and reported to the IRS) as having been received by the Seller for United States federal income Tax purposes.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

THE BUYER:

TRIMBLE NAVIGATION LIMITED

By:
Name:
Title:

THE SELLER:

TMW SYSTEMS HOLDINGS LLC

By:
Name:
Title:

ESCROW AGENT:

U.S. Bank National Association

By:
	Name:	Lisa L. Moorehead
	Title:	Assistant Vice President

Signature page to Escrow Agreement

APPENDIX I
DEFINITIONS

“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person.

“Buyer Indemnified Parties” means Buyer, each of its Affiliates, and each of their respective officers, directors, members, managers, shareholders, employees, trustees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Buyer Losses”  means the Losses of the Buyer Indemnified Parties described in the indemnification provisions of the Stock Purchase Agreement as to which the Buyer Indemnified Parties are entitled to indemnification.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any laws, statutes, rules, codes, requirements, regulations, ordinances or orders of, or issued by, any governmental entity.

“Losses” means any claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines or judgments (at equity or at law, including statutory and common), dues, settlements, deficiencies or awards (including interest, penalty, investigation, reasonable external legal, accounting or other professional fees, and other reasonable third-party costs or expenses incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement) imposed upon or incurred, sustained or suffered by an Person whenever arising or incurred.

“Members” means the members of the Seller which are party to the Stock Purchase Agreement.

“Person” means any individual, partnership, firm, joint venture, corporation, association, joint-stock company, trust, limited liability company, unincorporated organization or other entity.

“Subsidiary or Subsidiaries” of any Person means any Person of which such first Person shall (i) own directly, or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other shares of equity interests) entitled to vote generally or (ii) otherwise have the power to elect a majority of the members of the board of directors or similar governing body.

EXHIBIT A
WIRE INSTRUCTIONS

RBK U.S. Bank N.A.
ABA 091000022
BNF USBANK NA
Beneficiary Account Number:	A/C 173103781824
Beneficiary Account Address:	777 E. Wisconsin Avenue, Milwaukee, WI 53202-5300
OBI: Project Tomahawk

EXHIBIT B
SCHEDULE OF FEES

SET-UP & ACCEPTANCE FEE:                                                                                                                    $ 250.00

ONE-TIME ESCROW AGENT FEE:                                                                                                            3,000.00
The one-time fee covers the administration of Escrow Agent services, including the maintenance of proper records and performance of duties required under the terms of the Escrow Agreement.  The one-time fee is for a period of 18-months; thereafter a monthly fee of $250.00 will be charged.

TRANSACTION FEES:
Checks/Wires/Tax Reporting:                                                                           Waived

OUT-OF-POCKET &
OUT-OF-POCKET LEGAL EXPENSES (if applicable):Billed at Cost
Reimbursement of direct out-of-pocket expenses associated with the performance of our duties including, but not limited to, publications, mailings, legal fees and travel expenses.
EXTRAORDINARY SERVICES:

Upon agreement of Buyer, Seller and Escrow Agent, extraordinary fees are payable to the Escrow Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business.  Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

EXHIBIT B

Form of FIRPTA Certificate

See attached.

EXHIBIT B

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT CERTIFICATE

TRANSFEROR’S CERTIFICATE OF NON-FOREIGN STATUS
ENTITY TRANSFEROR

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a “U.S. real property interest” (as defined in the Code) must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title for a U.S. real property interest under local law) will be the transferor and not the disregarded entity.  To inform Trimble Navigation Limited, a California Corporation (“Buyer”), that withholding of tax is not required upon the disposition of a U.S. real property interest by TMW Systems Holdings LLC, a Delaware limited liability company (“Seller”),as the sole stockholder of TMW Intermediate Holdings Corporation, a Delaware corporation, the undersigned hereby certifies the following on behalf of Seller:

1.	Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations).

2.	Seller is not a disregarded entity as defined in Treas. Reg. §1.1445-2(b)(2)(iii).

3.	Seller’s U.S. employer identification number is 30-0334311.

4.	Seller’s office address is TMW Systems Holdings LLC, c/o Pamlico Capital, 150 N. College Street, Suite 2400, Charlotte, North Carolina 28202.

Seller understands that this certification may be disclosed to the Internal Revenue Service by Buyer, and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned officer of Seller declares that he or she has examined this certificate and, to the best of his or her knowledge and belief, it is true, correct and complete, and he or she further declares that he or she has authority to sign this document on behalf of Seller.

TMW SYSTEMS HOLDINGS LLC

By:
Name:
Title:

_______________, 2012